Exhibit 99(b)

Wachovia

Third Quarter 2004

Quarterly Earnings Report

October 15, 2004

READERS ARE ENCOURAGED TO REFER TO WACHOVIA’S RESULTS FOR THE QUARTER ENDED JUNE 30, 2004, PRESENTED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), WHICH MAY BE FOUND IN WACHOVIA’S SECOND QUARTER REPORT ON FORM 10-Q.

ALL NARRATIVE COMPARISONS ARE WITH SECOND QUARTER 2004 UNLESS OTHERWISE NOTED.

THE INFORMATION CONTAINED HEREIN INCLUDES CERTAIN NON-GAAP FINANCIAL MEASURES. PLEASE REFER TO PAGES 36-39 FOR AN IMPORTANT EXPLANATION OF OUR USE OF NON-GAAP MEASURES AND RECONCILIATION OF THOSE NON-GAAP MEASURES TO GAAP.

Wachovia 3Q04 Quarterly Earnings Report

Third Quarter 2004 Financial Highlights

Versus 2Q04

•	Record earnings of $1.3 billion, up 1% and 14% over 3Q03; EPS of $0.96 up 1% and up 16% from 3Q03

—	Excluding $0.04 per share of net merger-related and restructuring expenses, EPS of $1.00 up 2% and 14% from 3Q03

•	Segment earnings reflect continued strong execution in core banking businesses

—	General Bank a record $770 million, up 3% and up 15% from 3Q03

—	Wealth Management a record $50 million, up 4% and up 32% from 3Q03

—	Corporate and Investment Bank $435 million, up 1% and up 40% from 3Q03

—	Capital Management, down 22% and down 17% from 3Q03 due to lower retail brokerage volumes

•	Record revenue in three of four businesses

—	Net interest income rose $125 million, or 4%; up 11% from 3Q03

•	Strong core deposit and loan growth of 4% and 3%, respectively

—	Fee and other income of $2.6 billion relatively unchanged – strong principal investing results of $201 million more than offset by net trading and securities losses and weaker brokerage commissions

•	Total noninterest expense increased 5% largely due to higher legal costs

•	Net charge-offs of 15 bps of average loans, total NPAs a record low of 50 bps of loans

•	Average diluted share count decreased 4.9 million shares to 1,316 million

•	Proposed merger with SouthTrust expected to close 4Q04; shareholder meetings to be held on October 28th

Page-1

Wachovia 3Q04 Quarterly Earnings Report

Earnings Reconciliation

Earnings Reconciliation	2004						2003				3 Q 04 EPS
(After-tax in millions, except per share data)	Third Quarter		Second Quarter		First Quarter		Fourth Quarter		Third Quarter		vs 2 Q 04	vs 3 Q 03
	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS
Net income (GAAP)	$1,263	0.96	1,252	0.95	1,251	0.94	1,100	0.83	1,105	0.83	1%	16
Cumulative effect of a change in accounting principle	—		—	—	—	—	—	—	(17)	(0.01)	—	—
Net merger-related and restructuring expenses	55	0.04	47	0.03	48	0.04	75	0.05	83	0.06	33	(33)

Earnings excluding merger-related and restructuring expenses, and cumulative effect of a change in accounting principle	1,318	1.00	1,299	0.98	1,299	0.98	1,175	0.88	1,171	0.88	2	14
Deposit base and other intangible amortization	62	0.05	67	0.05	69	0.05	74	0.06	79	0.05	—	—

Earnings excluding merger-related and restructuring expenses, other intangible amortization and cumulative effect of a change in accounting principle	$1,380	1.05	1,366	1.03	1,368	1.03	1,249	0.94	1,250	0.93	2%	13

•	Expect 4Q04 amortization of existing intangibles of $0.04 per share

•	Expect additional amortization of intangibles resulting from the proposed merger with SouthTrust Corporation of approximately $0.01 - $0.02 per share in 4Q04

(See Appendix, page 15 for further detail)

Page-2

Wachovia 3Q04 Quarterly Earnings Report

Summary Results

Earnings Summary	2004			2003		3 Q 04 Vs 2 Q 04	3 Q 04 Vs 3 Q 03
(In millions, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Net interest income (Tax-equivalent)	$3,028	2,903	2,923	2,942	2,717	4%	11
Fee and other income	2,592	2,599	2,757	2,604	2,616	—	(1)

Total revenue (Tax-equivalent)	5,620	5,502	5,680	5,546	5,333	2	5
Provision for credit losses	43	61	44	86	81	(30)	(47)
Other noninterest expense	3,436	3,278	3,445	3,511	3,295	5	4
Merger-related and restructuring expenses	127	102	99	135	148	25	(14)
Other intangible amortization	99	107	112	120	127	(7)	(22)

Total noninterest expense	3,662	3,487	3,656	3,766	3,570	5	3
Minority interest in income of consolidated subsidiaries	28	45	57	63	55	(38)	(49)

Income before income taxes and cumulative effect of a change in accounting principle (Tax-equivalent)	1,887	1,909	1,923	1,631	1,627	(1)	16
Income taxes (Tax-equivalent)	624	657	672	531	539	(5)	16

Income before cumulative effect of a change in accounting principle	1,263	1,252	1,251	1,100	1,088	1	16
Cumulative effect of a change in accounting principle	—	—	—	—	17	—	—

Net income	$1,263	1,252	1,251	1,100	1,105	1%	14

Diluted earnings per common share	$0.96	0.95	0.94	0.83	0.83	1%	16
Dividend payout ratio on common shares	41.67%	42.11	42.55	42.17	42.17	—	—
Return on average common stockholders’ equity	15.12	15.49	15.37	13.58	13.71	—	—
Return on average assets	1.18	1.22	1.26	1.12	1.16	—	—
Overhead efficiency ratio (Tax-equivalent)	65.15%	63.40	64.36	67.90	66.95	—	—
Operating leverage (Tax-equivalent)	$(55)	(11)	244	18	2	—%	—

•	Net interest income rose $125 million to $3.0 billion; up $311 million from 3Q03

—	Improved spreads, continued loan and deposit growth and higher trading assets fueled results

•	Fee and other income consistent with 2Q04, as strength in principal investing, higher other income, and stronger advisory and underwriting results were largely offset by trading and securities losses and lower retail brokerage commissions

•	Provision expense decreased $18 million to $43 million on continued strong credit quality

•	Expenses rose 5% largely on higher legal costs

•	Minority interest expense lower due to Prudential Financial’s $37 million share of 3Q04 one-time merger costs and lower retail brokerage results

(See Appendix, pages 15 - 18 for further detail)

MINORITY INTEREST IN PRE-TAX INCOME OF CONSOLIDATED ENTITIES IS ACCOUNTED FOR AS AN EXPENSE ON OUR INCOME STATEMENT. MINORITY INTEREST INCLUDES THE EXPENSE REPRESENTED BY PRUDENTIAL FINANCIAL, INC.’S 38% OWNERSHIP INTEREST IN WACHOVIA SECURITIES FINANCIAL HOLDINGS, LLC (WSFH), IN ADDITION TO THE EXPENSE ASSOCIATED WITH OTHER MINORITY INTERESTS IN OUR CONSOLIDATED SUBSIDIARIES.

THIS GAAP BASIS MINORITY INTEREST EXPENSE IS NOT ACCOUNTED FOR IN THE SAME MANNER IN THE FINANCIAL STATEMENTS OF PRUDENTIAL FINANCIAL, INC. UNDER PURCHASE ACCOUNTING, EACH ENTITY CONTRIBUTING BUSINESSES TO WSFH RECORDS FAIR VALUE ADJUSTMENTS TO THE ASSETS AND LIABILITIES CONTRIBUTED BY THE OTHER ENTITY. THEREFORE, THE AMOUNT REFLECTED HEREIN SHOULD NOT BE USED TO FORECAST THE IMPACT OF PRUDENTIAL FINANCIAL’S MINORITY INTEREST IN WSFH ON ITS RESULTS.

Page-3

Wachovia 3Q04 Quarterly Earnings Report

Other Financial Measures

Performance Highlights

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(Dollars in millions, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Earnings excluding merger-related and restructuring expenses, and cumulative effect of a change in accounting principle (a)(b)
Net income	$1,318	1,299	1,299	1,175	1,171	1%	13
Return on average assets	1.24%	1.27	1.31	1.20	1.23	—	—
Return on average common stockholders’ equity	15.72	16.04	15.95	14.41	14.46	—	—
Overhead efficiency ratio (Tax-equivalent)	62.90	61.54	62.61	65.45	64.18	—	—
Overhead efficiency ratio excluding brokerage (Tax-equivalent)	57.41%	55.34	56.53	60.00	58.23	—	—
Operating leverage (Tax-equivalent)	$(30)	(8)	208	6	54	—%	—

Earnings excluding merger-related and restructuring expenses, other intangible amortization and cumulative effect of a change in accounting principle (a)(b)
Net income	$1,380	1,366	1,368	1,249	1,250	1%	10
Dividend payout ratio on common shares	38.10%	38.83	38.83	37.23	37.63	—	—
Return on average tangible assets	1.33	1.38	1.42	1.32	1.36	—	—
Return on average tangible common stockholders’ equity	26.28	27.15	26.97	24.83	24.97	—	—
Overhead efficiency ratio (Tax-equivalent)	61.14	59.60	60.64	63.28	61.79	—	—
Overhead efficiency ratio excluding brokerage (Tax-equivalent)	55.28%	52.95	54.06	57.30	55.24	—	—
Operating leverage (Tax-equivalent)	$(38)	(13)	200	(1)	50	—%	—

Other financial data
Net interest margin	3.36%	3.37	3.55	3.64	3.57	—	—
Fee and other income as % of total revenue	46.13	47.24	48.53	46.95	49.05	—	—
Effective income tax rate	30.71	32.19	32.73	29.76	30.41	—	—
Tax rate (Tax-equivalent) (c)	33.04%	34.44	34.93	32.57	33.10	—	—

Asset quality
Allowance for loan losses as % of loans, net	1.33%	1.35	1.40	1.42	1.49	—	—
Allowance for credit losses as % of loans, net	1.41	1.43	1.49	1.51	1.59	—	—
Allowance for loan losses as % of nonperforming assets	258	241	218	205	164	—	—
Net charge-offs as % of average loans, net	0.15	0.17	0.13	0.39	0.33	—	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.50%	0.55	0.63	0.69	0.95	—	—

Capital adequacy
Tier 1 capital ratio (d)	8.40%	8.36	8.54	8.52	8.67	—	—
Tangible capital ratio (including FAS 115/133)	5.06	4.96	5.25	5.15	5.41	—	—
Tangible capital ratio (excluding FAS 115/133)	4.84	4.85	4.85	4.83	4.99
Leverage ratio (d)	6.21%	6.23	6.33	6.36	6.56	—	—

Other
Average diluted common shares	1,316	1,320	1,326	1,332	1,338	—%	(2)
Actual common shares	1,308	1,309	1,312	1,312	1,328	—	(2)
Dividends paid per common share	$0.40	0.40	0.40	0.35	0.35	—	14
Book value per common share	25.92	24.93	25.42	24.71	24.71	4	5
Common stock price	46.95	44.50	47.00	46.59	41.19	6	14
Market capitalization	$61,395	58,268	61,650	61,139	54,701	5	12
Common stock price to book value	181%	178	185	189	167	—	—
FTE employees	84,503	85,042	85,460	86,114	86,635	(1)	(2)
Total financial centers/brokerage offices	3,252	3,271	3,305	3,360	3,399	(1)	(4)
ATMs	4,395	4,396	4,404	4,408	4,420	—%	(1)

(a)	See tables on page 2, and on pages 37 through 39 for reconciliation to earnings prepared in accordance with GAAP.
(b)	See page 3 for the most directly comparable GAAP financial measure and pages 37 through 39 for reconciliation to earnings prepared in accordance with GAAP.
(c)	The tax-equivalent tax rate applies to fully tax-equivalized revenues.
(d)	The third quarter of 2004 is based on estimates.

Key Points

•	Cash overhead efficiency ratio increased to 61.14% largely due to higher legal costs

•	Tax-equivalent tax rate declined to 33.04% due to resolution of a number of small tax matters

–	2Q04 resolution of commercial leasing matters had no effect on 3Q04 tax rate

•	Average diluted shares down 4.9 million reflecting repurchase of 6.4 million shares at an average cost of $45.57 per share, partially offset by shares associated with the net effect of employee stock option activity

(See Appendix, pages 15 - 18 for further detail)

Page-4

Wachovia 3Q04 Quarterly Earnings Report

Loan and Deposit Growth

Average Balance Sheet Data

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Assets
Trading assets	$32,052	26,135	20,956	20,038	18,941	23%	69
Securities	101,493	100,209	98,222	94,584	78,436	1	29
Commercial loans, net
General Bank	53,073	52,089	50,874	50,502	50,046	2	6
Corporate and Investment Bank	33,244	29,819	29,707	30,826	31,903	11	4
Other	10,543	10,199	9,787	9,300	8,963	3	18

Total commercial loans, net	96,860	92,107	90,368	90,628	90,912	5	7
Consumer loans, net	71,692	71,535	68,813	68,972	67,082	—	7

Total loans, net	168,552	163,642	159,181	159,600	157,994	3	7

Loans held for sale	17,119	15,603	12,759	10,627	10,244	10	67
Other earning assets (a)	40,693	39,258	39,202	37,425	37,888	4	7

Total earning assets	359,909	344,847	330,320	322,274	303,503	4	19
Cash	11,159	11,254	10,957	10,728	11,092	(1)	1
Other assets	53,331	54,973	57,411	55,985	62,299	(3)	(14)

Total assets	$424,399	411,074	398,688	388,987	376,894	3%	13

Liabilities and Stockholders’ Equity
Core interest-bearing deposits	181,556	173,343	162,070	148,413	140,960	5	29
Foreign and other time deposits	15,256	14,883	15,349	18,168	14,680	3	4

Total interest-bearing deposits	196,812	188,226	177,419	166,581	155,640	5	26
Short-term borrowings	77,547	75,586	75,053	81,569	74,323	3	4
Long-term debt	39,951	37,840	37,269	35,855	36,388	6	10

Total interest-bearing liabilities	314,310	301,652	289,741	284,005	266,351	4	18
Noninterest-bearing deposits	51,433	50,466	46,603	45,696	44,755	2	15
Other liabilities	25,410	26,460	29,607	27,145	33,803	(4)	(25)

Total liabilities	391,153	378,578	365,951	356,846	344,909	3	13
Stockholders’ equity	33,246	32,496	32,737	32,141	31,985	2	4

Total liabilities and stockholders’ equity	$424,399	411,074	398,688	388,987	376,894	3%	13

(a) Includes interest-bearing bank balances, federal funds sold and securities purchased under resale agreements.

Memoranda
Low-cost core deposits	$194,404	184,094	167,765	154,176	145,558	6%	34
Other core deposits	38,585	39,715	40,908	39,933	40,157	(3)	(4)

Total core deposits	$232,989	223,809	208,673	194,109	185,715	4%	25

Key Points

•	Trading assets up $5.9 billion largely due to growth in interest rate products business and temporarily higher customer transaction activity

—	Average VAR declined to $19 million from $20 million in 2Q04

•	Securities increased $1.3 billion

—	Duration of investment portfolio decreased to 2.6 years from 3.2 years at 2Q04, consistent with higher prepayments driven by lower long-term rates

•	Commercial loans increased $4.8 billion or 5%, to $96.9 billion, and included a $2.6 billion increase related to a 2Q04 resolution of commercial leasing tax matters; remainder of increase due to commercial loan growth of $2.2 billion, or 2%

—	Corporate and Investment Bank loans were up $834 million excluding the $2.6 billion discussed above

•	Consumer loans grew $157 million and were up $4.6 billion from 3Q03, as continued growth in consumer real estate secured, student and auto loans was offset by the effect of 2Q04 and 3Q04 auto loan securitizations

—	Consumer loans up 3% excluding the effect of auto loan securitization activity

•	Total earning assets include $15.2 billion of consumer loans held for sale, up 8%, and $6.0 billion of margin loans

•	FDIC-insured sweep deposits up $4.4 billion to $27.4 billion

(See Appendix, pages 16-17 for further detail)

Page-5

Wachovia 3Q04 Quarterly Earnings Report

Fee and Other Income

Fee and Other Income

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Service charges	$499	489	471	436	439	2%	14
Other banking fees	304	293	259	241	257	4	18
Commissions	584	682	792	778	765	(14)	(24)
Fiduciary and asset management fees	665	675	679	672	662	(1)	—
Advisory, underwriting and other investment banking fees	233	197	192	213	191	18	22
Trading account profits (losses)	(69)	39	74	5	(46)	—	50
Principal investing	201	15	38	(13)	(25)	—	—
Securities gains (losses)	(71)	36	2	(24)	22	—	—
Other income	246	173	250	296	351	42	(30)

Total fee and other income	$2,592	2,599	2,757	2,604	2,616	—%	(1)

Key Points

•	Fee and other income remained flat at $2.6 billion and declined 1% from 3Q03, largely due to the weaker retail brokerage environment

•	Service charges grew 2% driven by 3% growth in consumer and 1% growth in commercial DDA charges; service charges up 14% over the prior year quarter

•	Other banking fees rose 4% reflecting higher commercial mortgage banking income; up 18% over 3Q03

•	Commissions decreased $98 million, or 14%, due to lower retail brokerage transaction activity; down 24% from 3Q03

•	Advisory, underwriting and other investment banking fees rose 18% or $36 million; up 22% vs. 3Q03

–	Strength in investment grade and high yield debt origination, M&A and loan syndication revenues drove these results

•	Trading account losses were $69 million versus profits of $39 million in 2Q04 driven by weaker results in interest rate products and losses on economic hedges on non-trading assets

–	Offsetting increase in value of hedged assets not reflected in income statement results

•	Principal investing net gains of $201 million driven by gains in direct portfolio and earlier than anticipated public market events

•	Securities losses of $71 million primarily reflect a $78 million loss associated with losses taken in the investment portfolio

•	Other income rose $73 million from 2Q04 results which included a $68 million loss associated with a corporate real estate sale and leaseback transaction

(See Appendix, pages 17—18 for further detail)

Page-6

Wachovia 3Q04 Quarterly Earnings Report

Noninterest Expense

Noninterest Expense

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Salaries and employee benefits	$2,118	2,164	2,182	2,152	2,109	(2)%	—
Occupancy	234	224	229	244	220	4	6
Equipment	268	253	259	285	264	6	2
Advertising	46	48	48	56	38	(4)	21
Communications and supplies	149	157	151	156	159	(5)	(6)
Professional and consulting fees	134	126	109	146	109	6	23
Sundry expense	487	306	467	472	396	59	23

Other noninterest expense	3,436	3,278	3,445	3,511	3,295	5	4
Merger-related and restructuring expenses	127	102	99	135	148	25	(14)
Other intangible amortization	99	107	112	120	127	(7)	(22)

Total noninterest expense	$3,662	3,487	3,656	3,766	3,570	5%	3

Key Points

•	Other noninterest expense rose 5%; up 4% from 3Q03 on higher legal costs reflected in sundry expense and professional and consulting fees

•	Salaries and employee benefits were 2% lower primarily due to lower retail brokerage compensation

(See Appendix, page 18 for further detail)

Page-7

Wachovia 3Q04 Quarterly Earnings Report

Consolidated Results—Segment Summary

Wachovia Corporation

Performance Summary
	Three Months Ended September 30, 2004
(In millions)	General Bank	Capital Management	Wealth Management	Corporate and Investment Bank	Parent	Merger-Related and Restructuring Expenses	Total Corporation

Income statement data
Total revenue (Tax-equivalent)	$2,638	1,270	268	1,352	92	—	5,620
Noninterest expense	1,354	1,099	189	680	213	127	3,662
Minority interest	—	—	—	—	65	(37)	28
Segment earnings (loss)	$770	108	50	435	(45)	(55)	1,263

Performance and other data
Economic profit	$603	73	36	270	(59)	—	923
Risk adjusted return on capital (RAROC)	57.15%	34.07	49.09	33.08	(0.26)	—	37.61
Economic capital, average	$5,200	1,268	372	4,865	2,098	—	13,803
Cash overhead efficiency ratio
(Tax-equivalent)	51.35%	86.57	70.52	50.24	123.47	—	61.14
FTE employees	34,481	19,351	3,628	4,552	22,491	—	84,503

Business mix/Economic capital
Based on total revenue	46.94%	22.60	4.77	24.06
Based on segment earnings	58.42	8.19	3.79	33.00
Average economic capital change
(3Q04 vs. 3Q03)	(8)%	(2)	(3)	(10)

Page-8

Wachovia 3Q04 Quarterly Earnings Report

General Bank

This segment includes Retail and Small Business and Commercial.

General Bank

Performance Summary
	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$1,994	1,901	1,856	1,876	1,884	5%	6
Fee and other income	601	600	569	501	561	—	7
Intersegment revenue	43	40	38	49	46	8	(7)

Total revenue (Tax-equivalent)	2,638	2,541	2,463	2,426	2,491	4	6
Provision for credit losses	74	65	68	145	120	14	(38)
Noninterest expense	1,354	1,298	1,314	1,386	1,319	4	3
Income taxes (Tax-equivalent)	440	427	392	327	384	3	15

Segment earnings	$770	751	689	568	668	3%	15

Performance and other data
Economic profit	$603	575	506	423	499	5%	21
Risk adjusted return on capital (RAROC)	57.15%	55.10	48.92	41.21	45.90	—	—
Economic capital, average	$5,200	5,246	5,367	5,558	5,681	(1)	(8)
Cash overhead efficiency ratio (Tax-equivalent)	51.35%	51.05	53.35	57.13	52.94	—	—
Lending commitments	$76,592	73,372	69,977	65,457	63,509	4	21
Average loans, net	124,585	122,049	118,164	116,374	114,574	2	9
Average core deposits	$170,459	166,603	160,871	158,143	155,336	2	10
FTE employees	34,481	34,488	34,383	34,552	34,884	—%	(1)

General Bank Key Metrics
	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Customer overall satisfaction score (a)	6.57	6.57	6.58	6.57	6.55	—%	—
New/Lost ratio	1.44	1.38	1.41	1.28	1.17	4	23
Online product and service enrollments (In thousands) (b)	7,842	6,986	6,637	6,239	5,915	12	33
Online active customers (In thousands) (b)	2,548	2,514	2,240	2,144	1,991	1	28
Financial centers	2,507	2,519	2,531	2,565	2,580	—	(3)
ATMs	4,395	4,396	4,404	4,408	4,420	—%	(1)

(a)	Gallup survey measured on a 1-7 scale; 6.4 = “best in class”.
(b)	Retail and small business.

Segment earnings a record $770 million, up 3% and up 15% from 3Q03

•	Record revenue of $2.6 billion increased 4%, and was up 6% from 3Q03 driven by strength in net interest income and growth in consumer service charges

—	Mortgage revenue of $89 million decreased 21% and 49% from 3Q03; otherwise, revenues of $2.5 billion grew 5% linked-quarter and 10% year-over-year

•	Expenses up 4% related to higher revenue and increased allocated legal costs

•	Average loans up 2% on growth in home equity, middle-market commercial and small business portfolios

•	Core deposit momentum continued, up 2% and up 10% from 3Q03; low-cost core deposits grew 3% and 16%, respectively

•	Sustained industry-leading customer satisfaction scores and record customer acquisition results

(See Appendix, pages 19-21 for further discussion of business unit results)

Page-9

Wachovia 3Q04 Quarterly Earnings Report

Capital Management

This segment includes Asset Management and Retail Brokerage Services.

Capital Management

Performance Summary

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$152	131	117	96	78	16%	95
Fee and other income	1,131	1,245	1,350	1,327	1,304	(9)	(13)
Intersegment revenue	(13)	(12)	(13)	(17)	(17)	(8)	24

Total revenue (Tax-equivalent)	1,270	1,364	1,454	1,406	1,365	(7)	(7)
Provision for credit losses	—	—	—	—	—	—	—
Noninterest expense	1,099	1,147	1,226	1,196	1,161	(4)	(5)
Income taxes (Tax-equivalent)	63	79	82	77	74	(20)	(15)

Segment earnings	$108	138	146	133	130	(22)	(17)

Performance and other data
Economic profit	$73	102	107	95	94	(28)%	(22)
Risk adjusted return on capital (RAROC)	34.07%	41.53	41.78	38.47	39.75	—	—
Economic capital, average	$1,268	1,336	1,403	1,374	1,299	(5)	(2)
Cash overhead efficiency ratio (Tax-equivalent)	86.57%	84.12	84.27	85.08	84.99	—	—
Average loans, net	$346	254	139	156	135	36	156
Average core deposits	$29,091	24,725	18,343	6,999	1,615	18	—
FTE employees	19,351	19,461	19,581	19,937	20,012	(1)%	(3)

Capital Management Key Metrics
	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Separate account assets	$142,407	143,368	146,405	137,267	126,560	(1)%	13
Mutual fund assets	106,831	104,217	104,154	109,359	113,700	3	(6)

Total assets under management (a)	249,238	247,585	250,559	246,626	240,260	1	4
Securities lending	36,123	36,500	36,200	—	—	(1)	—

Total assets under management and securities lending	$285,361	284,085	286,759	246,626	240,260	—	19

Gross fluctuating mutual fund sales	$2,830	3,884	4,378	3,892	4,802	(27)	(41)

Full-service financial advisors series 7	7,964	8,009	8,133	8,192	8,309	(1)	(4)
Financial center advisors series 6	2,594	2,871	3,081	3,270	3,316	(10)	(22)
Broker client assets	$615,900	618,800	623,000	603,100	568,500	—	8
Customer receivables including margin loans	$6,050	6,161	6,143	6,097	5,832	(2)	4
Brokerage offices (Actual)	3,220	3,239	3,273	3,328	3,367	(1)%	(4)

(a)	Includes $59 billion in assets managed for Wealth Management which are also reported in that segment.

Retail Brokerage Integration

	2004			2003	Cumulative Total	Goal		% of Goal Complete
	Third Quarter	Second Quarter	First Quarter
Merger costs (Dollars in millions)	$99	432	90	203	824	1,020	(a)	81%
Position reductions	299	126	107	84	616	1,750		35
Real estate square footage reduction (In millions)	0.2	0.2	0.2	0.5	1.1	2.7		41
Branches consolidated	23	32	24	22	101	146		69%

(a)	Lowered original estimate of $1.128 billion by $108 million.

Segment earnings of $108 million, down 22%; including $14 million decrease relating to 2Q04 divestitures

•	Total revenue down 7% both linked-quarter and vs. 3Q03, primarily due to weak retail brokerage trading activity

—	Net interest income up $21 million on continued growth in FDIC-insured sweep deposits

—	Fee and other income down $114 million on $85 million decline in brokerage commissions as well as $23 million lower revenue associated with 2Q04 sale of two non-strategic businesses

•	Expenses declined 4% and were down 5% from 3Q03, reflecting lower volume-based commissions

•	AUM rose 1% from 2Q04, driven by $6 billion transfer of Prudential assets to Evergreen funds, partially offset by the transfer of money market funds to FDIC-insured sweep product

•	Retail brokerage merger integration nearing completion

—	Regretted broker attrition remains better than expected

—	Major systems integration completed; 1.9 million client accounts converted; 23 branches consolidated during the quarter

(See Appendix, pages 22-23 for further discussion of business unit results)

Page-10

Wachovia 3Q04 Quarterly Earnings Report

Wealth Management

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning, and Insurance Brokerage (property and casualty, and high net worth life).

Wealth Management

Performance Summary

	2004			2003		3 Q 04 vs 2 Q 04	3 Q04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$130	120	114	114	113	8%	15
Fee and other income	136	144	141	138	131	(6)	4
Intersegment revenue	2	2	1	2	1	—	—

Total revenue (Tax-equivalent)	268	266	256	254	245	1	9
Provision for credit losses	(1)	—	—	1	2	—	—
Noninterest expense	189	190	186	187	183	(1)	3
Income taxes (Tax-equivalent)	30	28	25	25	22	7	36

Segment earnings	$50	48	45	41	38	4%	32

Performance and other data
Economic profit	$36	33	30	25	24	9%	50
Risk adjusted return on capital (RAROC)	49.09%	46.77	42.61	37.31	35.40	—	—
Economic capital, average	$372	374	379	385	384	(1)	(3)
Cash overhead efficiency ratio (Tax-equivalent)	70.52%	71.66	72.55	74.31	74.48	—	—
Lending commitments	$4,497	4,445	4,117	4,012	3,843	1	17
Average loans, net	11,461	10,859	10,379	9,924	9,703	6	18
Average core deposits	$12,327	12,107	11,523	11,319	11,054	2	12
FTE employees	3,628	3,674	3,745	3,791	3,802	(1)%	(5)

Wealth Management Key Metrics
	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Investment assets under administration	$107,764	108,739	109,239	107,177	100,708	(1)%	7

Assets under management (a)	$58,693	59,401	59,602	59,010	56,484	(1)	4

Client relationships (Actual)	51,926	66,624	70,630	70,897	70,279	(22)	(26)
Wealth Management advisors (Actual)	927	958	954	960	993	(3)%	(7)

(a)	These assets are managed by and reported in Capital Management. Historical periods have been restated to reflect the transfer of assets from Wealth Management to other channels that best meet client needs.

Segment earnings a record $50 million, up 4% and 32% from 3Q03

•	Net interest income up 8% and up 15% from 3Q03 on continued strong growth in consumer loans of 6%, deposit growth of 2% and improving spreads

•	Fee and other income decreased 6% from strong second quarter levels, reflecting a seasonal slowdown in insurance commissions and lower asset management fees in-line with market valuation declines

—	4% increase from 3Q03 on growth in trust, investment management fees and insurance commissions

•	Cash efficiency ratio of 70.52%, improved 114 bps linked-quarter and 396 bps from 74.48% in 3Q03

•	AUM declined 1% largely reflecting lower market valuations; increased 4% from 3Q03 on higher market valuations and continued sales momentum

•	Expected 4Q04 acquisition of assets of Tanager Financial Services provides entry into Boston

(See Appendix, page 24 for further discussion of business unit results)

Page-11

Wachovia 3Q04 Quarterly Earnings Report

Corporate and Investment Bank

This segment includes Corporate Lending, Investment Banking, Global Treasury and Trade Finance, and Principal Investing.

Corporate and Investment Bank

Performance Summary

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$598	611	592	589	572	(2)%	5
Fee and other income	787	716	743	621	539	10	46
Intersegment revenue	(33)	(30)	(27)	(34)	(31)	10	6

Total revenue (Tax-equivalent)	1,352	1,297	1,308	1,176	1,080	4	25
Provision for credit losses	(15)	(4)	(26)	35	10	—	—
Noninterest expense	680	616	617	648	577	10	18
Income taxes (Tax-equivalent)	252	253	263	183	183	—	38

Segment earnings	$435	432	454	310	310	1%	40

Performance and other data
Economic profit	$270	273	279	161	137	(1)%	97
Risk adjusted return on capital (RAROC)	33.08%	34.11	34.43	23.42	21.08	—	—
Economic capital, average	$4,865	4,756	4,792	5,140	5,404	2	(10)
Cash overhead efficiency ratio (Tax-equivalent)	50.24%	47.59	47.12	55.07	53.38	—	—
Lending commitments	$77,007	75,295	71,147	69,728	69,481	2	11
Average loans, net	33,250	29,827	29,714	30,833	31,911	11	4
Average core deposits	$19,380	18,722	16,697	16,426	16,391	4	18
FTE employees	4,552	4,525	4,355	4,317	4,224	1%	8

Corporate and Investment Bank

Sub-segment Revenue

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Investment Banking	$496	567	574	458	377	(13)%	32
Corporate Lending	414	480	465	496	491	(14)	(16)
Global Treasury and Trade Finance	244	241	236	235	234	1	4
Principal Investing	198	9	33	(13)	(22)	—	—

Total revenue (Tax-equivalent)	$1,352	1,297	1,308	1,176	1,080	4%	25

Memoranda
Total net trading revenue (Tax-equivalent)	$185	256	298	218	144	(28)%	28

Segment earnings of $435 million up 1% and up 40% from 3Q03

•	Record revenue of $1.4 billion increased 4% from 2Q04 and 25% from 3Q03

—	Net interest income down 2%, primarily due to increased funding costs resulting from 2Q04 resolution of commercial leasing tax matters; 5% increase from 3Q03 primarily related to increased trading assets

—	Fee and other income growth driven by principal investing gains, up $186 million, as well as strength in bond originations, M&A and loan syndications, partially offset by $88 million reduction in trading account profits and $34 million reduction in securities gains; across-the-board strength vs. 3Q03

•	Provision recovery of $15 million reflects gross charge-offs of $23 million, or 27 bps of average loans, and recoveries of $29 million and resolution of other credit losses of $9 million

•	Expenses increased on higher incentives related to continued strong results and higher allocated legal costs

•	Average loans increased $3.4 billion linked-quarter, with $2.6 billion relating to the 2Q04 resolution of commercial leasing tax matters

—	Remaining $832 million increase largely due to growth in structured products and international correspondent banking, and modest growth in large corporate lending

(See Appendix, pages 25 – 28 for further discussion of business unit results)

Page-12

Wachovia 3Q04 Quarterly Earnings Report

Asset Quality

Asset Quality

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Nonperforming assets
Nonaccrual loans	$798	863	968	1,035	1,391	(8)%	(43)
Foreclosed properties	101	104	103	111	116	(3)	(13)

Total nonperforming assets	$899	967	1,071	1,146	1,507	(7)%	(40)

as % of loans, net and foreclosed properties	0.51%	0.56	0.64	0.69	0.91	—	—

Nonperforming assets in loans held for sale	$57	68	67	82	160	(16)%	(64)

Total nonperforming assets in loans and in loans held for sale	$956	1,035	1,138	1,228	1,667	(8)%	(43)

as % of loans, net, foreclosed properties and loans held for sale	0.50%	0.55	0.63	0.69	0.95	—	—

Allowance for credit losses (a)
Allowance for loan losses, beginning of period	$2,331	2,338	2,348	2,474	2,510	—%	(7)
Net charge-offs	(65)	(68)	(52)	(156)	(132)	(4)	(51)
Allowance relating to loans transferred or sold	3	(3)	(9)	(57)	(22)	—	—
Provision for credit losses related to loans transferred or sold (b)	(8)	(9)	(8)	24	—	(11)	—
Provision for credit losses	63	73	59	63	118	(14)	(47)

Allowance for loan losses, end of period	2,324	2,331	2,338	2,348	2,474	—	(6)

Reserve for unfunded lending commitments, beginning of period	146	149	156	157	194	(2)	(25)
Provision for credit losses	(12)	(3)	(7)	(1)	(37)	—	(68)

Reserve for unfunded lending commitments, end of period	134	146	149	156	157	(8)	(15)

Allowance for credit losses	$2,458	2,477	2,487	2,504	2,631	(1)%	(7)

Allowance for loan losses
as % of loans, net	1.33%	1.35	1.40	1.42	1.49	—	—
as % of nonaccrual and restructured loans (c)	291	270	242	227	178	—	—
as % of nonperforming assets (c)	258	241	218	205	164	—	—
Allowance for credit losses
as % of loans, net	1.41%	1.43	1.49	1.51	1.59	—	—

Net charge-offs	$65	68	52	156	132	(4)%	(51)
Commercial, as % of average commercial loans	0.05%	0.08	(0.05)	0.31	0.21	—	—
Consumer, as % of average consumer loans	0.30%	0.28	0.36	0.50	0.51	—	—
Total, as % of average loans, net	0.15%	0.17	0.13	0.39	0.33	—	—

Past due loans, 90 days and over, and nonaccrual loans(c)
Commercial, as a % of loans, net	0.57%	0.66	0.78	0.87	1.20	—	—
Consumer, as a % of loans, net	0.89%	0.86	0.77	0.77	0.76	—	—

(a)	The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.
(b)	The provision related to loans transferred or sold includes recovery of lower of cost or market losses.
(c)	These ratios do not include nonperforming assets included in loans held for sale.

Key Points

•	Net charge-offs of $65 million, or 15 bps of average loans, declined 4%, reflecting higher gross charge-offs of $123 million, or 29 bps, and higher recoveries totaling $58 million

•	NPAs improved to a record low of 50 bps of average loans

•	Provision expense of $43 million fell $18 million and included $20 million net benefit associated with recovery of lower of cost or market losses on loans and commitments previously carried in loans held for sale

•	Allowance for loan losses totaled $2.3 billion, or 1.33% of net loans; declined $7 million reflecting continued improvement in credit quality

—	Allowance for credit losses to loans of 1.41%; lowered reserves on commitments $12 million reflecting funding or expiration of commitments

—	Allowance for loan losses to nonperforming assets improved to 258% from 241% in 2Q04

•	Continued proactive portfolio management actions

—	Sold $91 million of commercial exposure out of the loan portfolio including $74 million of outstandings, of which $19 million were nonperforming loans

—	Also transferred $15 million of commercial loan exposure including $12 million outstanding to held for sale

(See Appendix, pages 30–32 for further detail)

Page-13

Wachovia 3Q04 Quarterly Earnings Report

2004 Full Year Outlook—Excludes the Effect of the Proposed Merger with SouthTrust

No Change in Overall Expectations

Expect 4Q04 Results In-line with 3Q04 EPS* of $1.00, Before Impact of $0.03* Per Share Dilution

Relating to Proposed SouthTrust Merger

Italics denotes change in outlook

(Versus Full-Year 2003 Unless Otherwise Noted; Reflects Full-Year Effect of Larger Retail Brokerage Operation

vs. 6 months in 2003)

Total Revenue	Expected % growth in low double-digit range

Net Interest Income	Expected % growth in mid-to-high single-digit range

Net Interest Margin	Expected to remain relatively flat excluding the impact of the following items totaling—30 bps

	Full-year effect of larger brokerage operation	-9 bps
	Securities growth—FDIC-Insured money market sweep	-15 bps
	Full year effect of FIN 46 consolidation	-6 bps

Fee Income	Anticipate % growth in mid-teens range

Noninterest Expense	Expected % growth in high single-digit range; marginally lower than revenue

Loan Growth	Expect mid single-digit % growth from 4Q03 (excluding securitizations)

	Consumer	Mid single-digit % growth
	Commercial and Industrial	Mid single-digit % growth
	Small Business	Mid-to-high teens % growth
	Commercial	Mid single-digit % growth
	Large Corporate	Relatively flat
	Commercial real estate	Low single-digit % growth

Charge-offs	15-25 bps of average net loans range

Provision expected to be within this range

Effective Tax Rate	Approximately 34.5–35.0% (tax-equivalent)

Leverage Ratio	Target > 6.00%

Dividend Payout Ratio	40%–50% of earnings (before merger-related and restructuring expenses, and other intangible amortization)

Excess Capital	Opportunistically repurchase shares; authorization for 98.9 million shares remaining

Financially attractive, shareholder friendly small acquisitions

*	Earnings per share excluding merger-related and restructuring expenses

Page-14

APPENDIX

Wachovia 3Q04 Quarterly Earnings Report

Summary Operating Results

Business segment results are presented excluding merger-related and restructuring expenses, deposit base intangible and other intangible amortization expense, and the cumulative effect of a change in accounting principle. This is the basis on which we manage and allocate capital to our business segments. We continuously assess assumptions, methodologies and reporting classifications to better reflect the true economics of our business segments.

Wachovia and the Internal Revenue Service (“IRS”) have settled all issues relating to the IRS’s challenge of our tax position on lease-in, lease-out (“LILO”) transactions entered into by First Union Corporation and legacy Wachovia Corporation. Our current and deferred tax liabilities previously accrued were adequate to cover this resolution. For the purposes of presenting average balances and net interest income summaries, deferred taxes related to these leases are netted against the loan balance. Accordingly, the reduction of deferred tax liabilities associated with the resolution noted above increases the balances against which interest income is applied to determine interest yield earned. In 3Q04, this results in an increase in average loans of $2.6 billion and a reduction in the average interest rate earned on lease financing of approximately 268 bps.

Wachovia has been advised that the large accounting firms have recently discussed with the staff of the Financial Accounting Standards Board the accounting for leveraged leases used by public companies. If a change is made, it may result in a one-time charge to earnings and, thereafter, increased earnings in an approximate equal aggregate amount over the future life of the leases.

In 2Q04, we revised the model used for determining certain components of our allowance for loan losses. The model revision did not have a material impact on our recorded allowance. Additionally, as of June 30, 2004, we reclassified the reserve for unfunded lending commitments from the allowance for loan losses to other liabilities. Amounts for prior periods have been reclassified. In addition to presenting the balance and metrics relating to the allowance for loan losses, we are also presenting the balance and certain metrics relating to the allowance for credit losses, which is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.

Page-15

Wachovia 3Q04 Quarterly Earnings Report

Net Interest Income

(See Table on Page 5)

Net Interest Income Summary

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Average earning assets	$359,909	344,847	330,320	322,274	303,503	4%	19
Average interest-bearing liabilities	314,310	301,652	289,741	284,005	266,351	4	18

Interest income (Tax-equivalent)	4,364	4,084	4,061	4,016	3,776	7	16
Interest expense	1,336	1,181	1,138	1,074	1,059	13	26

Net interest income (Tax-equivalent)	$3,028	2,903	2,923	2,942	2,717	4%	11

Average rate earned	4.84%	4.75	4.93	4.96	4.95	—	—
Equivalent rate paid	1.48	1.38	1.38	1.32	1.38	—	—

Net interest margin	3.36%	3.37	3.55	3.64	3.57	—	—

In early 4Q03, we began marketing our FDIC-insured money market deposit account to brokerage sweep customers. Since then, customers have been transferring balances from money market mutual fund accounts to these deposit accounts. We have been investing these deposits in securities that in concert produce an asset/liability structure that enables us to maintain our desired interest rate sensitivity. This product has captured $28.9 billion in new deposits to date, up $3.9 billion on a period-end basis. These deposits represented $27.4 billion of 3Q04 average core deposits, up $4.4 billion from 2Q04.

Net interest income of $3.0 billion increased $125 million, primarily reflecting improving spreads, additional growth in earning assets and lower prepayments. Compared with 3Q03, net interest income increased $311 million, reflecting earning assets growth (discussed below).

Net interest margin declined 1 bp to 3.36%, as improvement in spreads and the benefit of slower mortgage prepayments and premium amortization was more than offset by growth in lower yielding trading assets, the balance sheet impact of our 2Q04 resolution of commercial leasing tax matters, and the investment of an additional $4.4 billion growth in average FDIC-insured money market sweep balances. Net interest margin declined 21 bps from 3Q03, driven by the investment of FDIC-insured money market sweep deposits and increased low-yielding trading assets.

In order to maintain our targeted interest rate risk profile, derivative positions are used to hedge the repricing risk inherent in balance sheet positions. The contribution of hedge-related derivatives, primarily on fixed rate debt, fixed rate consumer deposits and floating rate loans, offsets effects on income from balance sheet positions. In 3Q04, net hedge-related derivative income contributed 30 bps to the net interest margin vs. 33 bps in 2Q04 and 47 bps in 3Q03.

Trading assets grew an average $5.9 billion related to asset growth in interest rate product trading as well as generally higher customer activity. Average securities rose $1.3 billion reflecting continued investment of growth in deposit balances. Average loans rose 3% linked quarter. Average commercial loans were up $4.8 billion, or 5%, including a $2.6 billion impact resulting from a second quarter resolution of tax matters related to our commercial lease portfolio at the end of 2Q04. The remaining $2.2 billion of growth was driven by a $924 million increase in middle market, business banking and small business lending, and a $725 million increase in asset-based and international trade finance. Average large corporate loans, excluding the impact of the tax settlement, remained relatively flat linked-quarter. Average consumer loans were up $157 million, as growth in home equity line outstandings and student loans was largely offset by the $2.2 billion average effect of our auto loan securitization activity of $2.0 billion in 2Q04 and $1.0 billion in 3Q04. Loans held for sale increased $1.5 billion, or 10%, largely on growth in prime equity lines. Other earning assets increased 4%. Compared with 3Q03, total earning asset growth of $56.4 billion was driven by a $23.1 billion increase in securities largely relating to growth in FDIC-insured money market sweep deposits, $13.1 billion rise in trading assets, a $10.6 billion increase in loan outstandings and a $6.9 billion increase in loans held for sale.

Average core deposits increased $9.2 billion, or 4%. Core deposit growth included an average $4.4 billion in additional FDIC-insured money market sweep deposits in our retail brokerage business; growth in our remaining businesses was $4.8 billion or 2%. Low-cost core deposit growth was $10.3 billion, or 6%. Average foreign and other time deposits and average short-term borrowings were each up 3%. Average long-term debt increased 6% reflecting the July 2004 issuance of $5.0 billion of senior and subordinated debt. Compared with 3Q03, average core deposits increased $47.3 billion, including $27.2 billion related to the FDIC-insured money market sweep

Page-16

Wachovia 3Q04 Quarterly Earnings Report

product; short-term borrowings increased $3 billion to partially fund trading asset growth; and long-term debt increased $4 billion.

The following tables provide additional detail on our consumer loans.

Average Consumer Loans—Total Corporation

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Mortgage	$26,299	25,038	23,558	23,898	22,069	5%	19
Home equity loans	25,061	24,532	24,232	24,342	24,255	2	3
Home equity lines	2,928	2,819	3,089	3,140	3,114	4	(6)
Student	10,145	9,941	8,908	8,502	7,962	2	27
Installment	3,211	3,272	3,059	3,069	3,428	(2)	(6)
Other consumer loans	4,048	5,933	5,967	6,021	6,254	(32)	(35)

Total consumer loans	$71,692	71,535	68,813	68,972	67,082	—%	7

Period-End On-Balance Sheet Consumer Loans In Loans, Securities, and Loans Held for Sale (In millions)	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
On-balance sheet loan portfolio	$71,582	70,927	69,137	68,126	68,786	1%	4
Securitized loans included in securities	9,104	9,636	10,261	10,905	11,809	(6)	(23)
Loans held for sale	15,762	14,370	12,040	10,051	8,826	10	79

Total consumer loan assets	$96,448	94,933	91,438	89,082	89,421	2%	8

We hold consumer loan assets on our balance sheet in our consumer loan portfolio, in securitized form in our securities portfolio, and in loans held for sale. On-balance sheet period-end consumer loan assets of $96.4 billion increased 2% and rose 8% from 3Q03. The linked-quarter and year-over-year increases were driven by strong growth in consumer real estate secured outstandings in our loan portfolio and held for sale warehouse as we slowed our securitization activity, somewhat offset by modest declines in securitized balances. We securitized $1.0 billion in auto loans in early September in order to more efficiently manage our capital, which reduced period-end consumer loans.

The following table provides additional period-end balance sheet data.

Period-End Balance Sheet Data	2004			2003		3 Q 04 vs 2Q 04	3 Q 04 vs 3Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Commercial loans, net	$102,524	101,581	97,742	97,030	96,705	1%	6
Consumer loans, net	71,980	71,336	69,561	68,541	69,220	1	4

Loans, net	174,504	172,917	167,303	165,571	165,925	1	5

Goodwill and other intangible assets
Goodwill	11,481	11,481	11,233	11,149	11,094	—	3
Deposit base	484	568	659	757	863	(15)	(44)
Customer relationships	372	387	401	396	400	(4)	(7)
Tradename	90	90	90	90	90	—	—
Total assets	436,698	418,441	411,140	401,188	388,924	4	12
Core deposits	237,315	228,204	217,954	204,660	187,516	4	27
Total deposits	252,981	243,380	232,338	221,225	203,495	4	24
Stockholders' equity	$33,897	32,646	33,337	32,428	32,813	4%	3

Memoranda
Unrealized gains (Before income taxes)
Securities, net	$1,989	798	2,959	2,177	2,346
Risk management derivative
financial instruments, net	1,002	1,133	1,576	1,395	2,041

Unrealized gains, net (Before income taxes)	$2,991	1,931	4,535	3,572	4,387

Fee and Other Income

(See Table on Page 6)

Fee and other income remained flat at $2.6 billion and declined 1% from 3Q03. Fees represented 46% of total revenue in 3Q04 and 47% in 2Q04.

Page-17

Wachovia 3Q04 Quarterly Earnings Report

Service charges grew 2% to $499 million and rose 14% from 3Q03. Stronger consumer DDA charges, aided by growth in no-fee checking account charges and growth in commercial DDA charges drove these results.

Other banking fees of $304 million were up 4%, primarily due to improvement in commercial mortgage banking fees. Versus 3Q03, fees were up 18% driven by both higher mortgage banking and interchange fees.

Commissions of $584 million were down 14% and 24% from 3Q03 as retail market activity remained low. Insurance commissions were up 11% from 3Q03.

Fiduciary and asset management fees of $665 million declined 1% on lower asset valuations. Fees were flat compared to 3Q03 as lower fees on money market assets transferred to the FDIC sweep product offset higher fees earned on growing assets.

Advisory, underwriting and other investment banking fees of $233 million increased 18%, on strong results in investment grade and high-yield origination, and M&A, and loan syndications. These fees were up 22% from 3Q03 largely on higher loan syndication and M&A fees.

Trading account losses of $69 million were down $108 million from a $39 million profit in 2Q04 on weaker interest rate product and commercial real estate finance. Trading results were down $23 million from 3Q03.

Principal investing recorded net gains of $201 million, up $186 million, driven by three large direct investments. Results were up $226 million vs. 3Q03 losses of $25 million.

Net securities losses were $71 million in 3Q04, including $18 million in impairment losses, vs. 2Q04 gains of $36 million, including $3 million in impairment losses. This represented $78 million of losses in our investment portfolio partially offset by net securities gains in the Corporate and Investment Bank of $7 million. In 2Q04 we recorded $6 million of net securities losses in our investment portfolio and $40 million of net securities gains in the Corporate and Investment Bank. Net securities gains in 3Q03 were $22 million and included $35 million in impairment losses.

Other income of $246 million increased $73 million from 2Q04 and included a $68 million loss on the sale of corporate real estate. Losses on auto loan securitizations were $11 million versus $46 million in 2Q04. 3Q04 included a $16 million gain associated with equity collars on our stock versus a $13 million loss in 2Q04. Mortgage and home equity sale and securitization income decreased to $30 million from $53 million in 2Q04. Net gains from market valuation adjustments on and sales of loans held for sale were $38 million in 3Q04 vs. $44 million in 2Q04. 2Q04 results included gains of $21 million in our Asset Management sub-segment associated with the sale of two non-strategic businesses. Compared with 3Q03, the primary drivers of the $105 million decline were lower securitization income and lower gains on loan sales and loans held for sale gains.

Noninterest Expense

(See Table on Page 7)

Total noninterest expense increased 5%. Excluding the effect of merger-related and restructuring expenses and other intangible amortization, expenses were up 5% primarily reflecting higher legal costs, and were up 4% vs. 3Q03, primarily reflecting higher professional and consulting and sundry expenses.

Salaries and employee benefits expense decreased 2% as lower incentives on reduced brokerage activity was partially offset by higher salaries expense. Occupancy expense rose 4% and equipment expense rose 6%. Professional and consulting fees increased 6%. Sundry expense rose 59%, largely reflecting higher legal costs. Other intangible amortization of $99 million included $83 million deposit base intangible amortization and $16 million other intangible amortization.

Page-18

Wachovia 3Q04 Quarterly Earnings Report

General Bank

This segment consists of the Retail and Small Business, and Commercial operations.

(See Table on Page 9)

Retail and Small Business

This sub-segment includes Retail Banking, Small Business Banking, Wachovia Mortgage, Wachovia Home Equity, Educaid and other retail businesses.

Retail and Small Business

Performance Summary

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$1,407	1,348	1,320	1,331	1,354	4%	4
Fee and other income	500	503	444	410	470	(1)	6
Intersegment revenue	15	16	15	18	19	(6)	(21)

Total revenue (Tax-equivalent)	1,922	1,867	1,779	1,759	1,843	3	4
Provision for credit losses	56	50	62	88	85	12	(34)
Noninterest expense	1,066	1,022	1,040	1,093	1,039	4	3
Income taxes (Tax-equivalent)	291	289	245	211	263	1	11

Segment earnings	$509	506	432	367	456	1%	12

Performance and other data
Economic profit	$425	417	347	297	382	2%	11
Risk adjusted return on capital (RAROC)	67.43%	66.16	56.60	49.19	59.53	—	—
Economic capital, average	$2,996	3,041	3,062	3,091	3,127	(1)	(4)
Cash overhead efficiency ratio (Tax-equivalent)	55.49%	54.73	58.44	62.13	56.36	—	—
Average loans, net	$72,068	70,516	67,786	66,235	64,520	2	12
Average core deposits	$131,529	128,864	125,576	124,037	123,357	2%	7

Net interest income increased 4% and was up 4% from 3Q03. Linked-quarter performance reflected continued 2% core and 3% low-cost core growth and improving deposit spreads. Average loans rose 2% on higher small business loans and home equity line usage. Loans were up 12% from the prior year quarter, primarily reflecting growth in home equity and student loans. Average core deposits grew 2% and increased 7% from 3Q03. Linked-quarter performance reflects continued strong low-cost core deposit growth of 2% as well as 2% growth in CDs.

Fee and other income declined 1% but increased 6% from 3Q03. The linked-quarter performance was due to lower mortgage-related fees which were partially offset by higher consumer service charges. Mortgage-related fee and other income of $34 million decreased 35% and 62% from 3Q03, and included $8 million in net gains on mortgage deliveries and servicing sales, compared with $20 million in 2Q04 and $39 million in 3Q03. Non-mortgage-related fee and other income of $466 million increased 3% and was up 22% vs. 3Q03.

Noninterest expense increased 4% linked-quarter, primarily due to increased loan costs associated with higher student loan volume, higher allocated legal costs and increased technology expense. Expenses increased 3% vs. 3Q03 on higher revenue; lower mortgage origination expenses were offset by higher costs associated with a new mortgage front-end processing system.

Page-19

Wachovia 3Q04 Quarterly Earnings Report

General Bank—Retail and Small Business Loan Production

Retail and Small Business

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Loan production
Mortgage	$3,320	4,572	3,106	3,129	6,778	(27)%	(51)
Home equity	7,612	8,787	7,257	6,795	8,907	(13)	(15)
Student	829	407	763	541	660	—	26
Installment	117	128	123	126	166	(9)	(30)
Other retail and small business	1,715	1,857	1,402	1,446	1,511	(8)	14

Total loan production	$13,593	15,751	12,651	12,037	18,022	(14)%	(25)

Loan production declined 14% to $13.6 billion as consumer loan demand decreased with the higher rates prevailing in 2Q04 and early 3Q04. Student loan volumes increased over seasonally low 2Q04 levels and were up 26% vs. 3Q03 on stronger business.

Wachovia.com

Wachovia.com

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In thousands)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Online product and service enrollments
Retail	7,842	6,986	6,637	6,239	5,915	12%	33
Wholesale	440	411	397	361	340	7	29

Total online product and service enrollments	8,282	7,397	7,034	6,600	6,255	12	32
Enrollments per quarter	906	377	458	375	435	—%	—

Dollar value of transactions (In billions)	$21.9	23.3	22.0	18.6	15.5	(6)	41

Online product and service enrollment increased 12% from 2Q04 and 32% from 3Q03 due to the effect of the retail brokerage transaction.

Wachovia Contact Center

Wachovia Contact Center Metrics

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Customer calls to
Person	9.5	9.4	9.6	9.1	9.5	1%	—
Voice response unit	36.4	36.6	36.9	33.4	32.6	(1)	12

Total calls	45.9	46.0	46.5	42.5	42.1	—	9

% of calls handled in 30 seconds or less (Target 70%)	78%	74	57	71	62	—%	—

Page-20

Wachovia 3Q04 Quarterly Earnings Report

Commercial

This sub-segment includes Business Banking, Middle-Market Commercial, Commercial Real Estate and Government Banking.

Commercial

Performance Summary

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$587	553	536	545	530	6%	11
Fee and other income	101	97	125	91	91	4	11
Intersegment revenue	28	24	23	31	27	17	4

Total revenue (Tax-equivalent)	716	674	684	667	648	6	10
Provision for credit losses	18	15	6	57	35	20	(49)
Noninterest expense	288	276	274	293	280	4	3
Income taxes (Tax-equivalent)	149	138	147	116	121	8	23

Segment earnings	$261	245	257	201	212	7%	23

Performance and other data
Economic profit	$178	158	159	126	117	13%	52
Risk adjusted return on capital (RAROC)	43.18%	39.85	38.71	31.21	29.21	—	—
Economic capital, average	$2,204	2,205	2,305	2,467	2,554	—	(14)
Cash overhead efficiency ratio (Tax-equivalent)	40.23%	40.85	40.13	43.94	43.22	—	—
Average loans, net	$52,517	51,533	50,378	50,139	50,054	2	5
Average core deposits	$38,930	37,739	35,295	34,106	31,979	3%	22

Net interest income increased 6% and rose 11% from 3Q03. The linked-quarter increase was attributable to both balance sheet growth and stronger spreads on loans and deposits. Total loans grew $984 million, or 2%, with growth in all categories. Loans increased 5% vs. 3Q03. Commercial and industrial loans (other than real estate) were up 3% to $33.6 billion and rose 10% vs. 3Q03. Core deposit growth of 3% and 22% year-over-year reflected growth in checking and money market deposits driven by customer acquisition and continued customer liquidity.

Fee and other income rose 4% and 11% vs. 3Q03 on higher commercial DDA service charges and other banking fees.

Noninterest expense increased 4% and was up 3% vs. 3Q03 on higher revenue-related personnel expense and expenses associated with asset-based lending services.

Page-21

Wachovia 3Q04 Quarterly Earnings Report

Capital Management

This segment includes Asset Management and Retail Brokerage Services.

(See Table on Page 10)

Asset Management

This sub-segment consists of the mutual fund business, customized investment advisory services, and Corporate and Institutional Trust Services.

Asset Management

Performance Summary

	2004			2003		3Q 04 vs 2Q 04	3Q 04 vs 3Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$10	11	8	10	9	(9)%	11
Fee and other income	253	287	269	262	252	(12)	—
Intersegment revenue	(1)	—	—	—	(1)	—	—

Total revenue (Tax-equivalent)	262	298	277	272	260	(12)	1
Provision for credit losses	—	—	—	—	—	—	—
Noninterest expense	222	227	226	226	209	(2)	6
Income taxes (Tax-equivalent)	14	26	18	17	19	(46)	(26)

Segment earnings	$26	45	33	29	32	(42)%	(19)

Performance and other data
Economic profit	$21	39	28	24	26	(46)%	(19)
Risk adjusted return on capital (RAROC)	55.23%	90.51	65.92	55.31	64.01	—	—
Economic capital, average	$189	199	201	209	198	(5)	(5)
Cash overhead efficiency ratio (Tax-equivalent)	84.34%	76.42	81.33	83.11	80.56	—	—
Average loans, net	$346	253	139	156	135	37	156
Average core deposits	$1,555	1,559	1,182	1,370	1,196	—%	30

Fee and other income declined 12% and increased slightly vs. 3Q03. The linked-quarter decrease was driven by a $23 million net decline in revenues related to the sale of two non-strategic businesses in 2Q04. These non-strategic businesses contributed $8 million of fee and other income to 3Q03 results. Fee and other income from our remaining strategic businesses declined 4% linked-quarter and increased 4% from 3Q03. The year-over-year increase in fee income was driven by the growth in assets under management and the effect of the Metropolitan West, LLC (“Metwest”) acquisition.

Noninterest expense declined 2%, and increased 6% from 3Q03 levels largely due to the effect of the Metwest acquisition as well as higher corporate legal costs. Expenses from the divested businesses were $2 million in 2Q04 and $3 million in 3Q03.

Segment earnings down 42% from 2Q04 primarily due to the net $14 million effect of the sale of two non-strategic businesses in 2Q04.

Mutual Funds

	2004						2003
	Third Quarter		Second Quarter		First Quarter		Fourth Quarter		Third Quarter		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In billions)	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix
Assets under management
Money market	$54	50%	$51	49%	$50	48%	$56	51%	$63	55%	6%	(14)
Equity	26	25	26	25	25	24	24	22	21	19	—	24
Fixed income	27	25	27	26	29	28	29	27	30	26	—	(10)

Total mutual fund assets	$107	100%	$104	100%	$104	100%	$109	100%	$114	100%	3%	(6)

Total Assets Under Management

	2004									2003
	Third Quarter			Second Quarter			First Quarter			Fourth Quarter			Third Quarter			3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In billions)	Amount	Mix		Amount	Mix		Amount	Mix		Amount	Mix		Amount	Mix
Assets under management
Money market	$65	26%		$64	26%		$63	25%		$67	27%		$72	30%		2%	(10)
Equity	73	29		74	30		74	30		72	29		64	27		(1)	14
Fixed income	111	45		110	44		114	45		108	44		104	43		1	7

Total assets under management	249	100		248	100		251	100		247	100		240	100		1	4
Securities lending	36	n/a		36	n/a		36	n/a		—	n/a		—	n/a		—	—

Total assets under management and securities lending	$285	n/a	%	$284	n/a	%	$287	n/a	%	$247	n/a	%	$240	n/a	%	—%	19

Page-22

Wachovia 3Q04 Quarterly Earnings Report

Total assets under management increased 1% as continued positive net equity fund sales and the transfer of Prudential assets into Evergreen funds were partially offset by market valuations and money market outflows including the FDIC sweep movement to deposit accounts.

Retail Brokerage Services

This sub-segment includes Retail Brokerage and Insurance Services.

Retail Brokerage Services

Performance Summary

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$142	119	109	85	69	19%	106
Fee and other income	881	963	1,086	1,070	1,057	(9)	(17)
Intersegment revenue	(12)	(13)	(12)	(16)	(15)	8	20

Total revenue (Tax-equivalent)	1,011	1,069	1,183	1,139	1,111	(5)	(9)
Provision for credit losses	—	—	—	—	—	—	—
Noninterest expense	884	931	1,009	982	961	(5)	(8)
Income taxes (Tax-equivalent)	48	48	64	56	55	—	(13)

Segment earnings	$79	90	110	101	95	(12)%	(17)

Performance and other data
Economic profit	$48	60	76	67	65	(20)%	(26)
Risk adjusted return on capital (RAROC)	29.10%	31.59	36.82	34.02	34.25	—	—
Economic capital, average	$1,081	1,140	1,205	1,168	1,104	(5)	(2)
Cash overhead efficiency ratio (Tax-equivalent)	87.70%	86.86	85.37	86.17	86.50	—	—
Average loans, net	$—	1	—	—	—	—	—
Average core deposits	$27,536	23,166	17,161	5,629	419	19%	—

Net interest income of $142 million increased 19% and 106% from 3Q03 driven by deposit growth associated with the movement of money market balances to the FDIC-insured money market sweep product as well as the impact of improving spreads. Linked-quarter average and period-end deposits increased $4.4 billion and $3.9 billion, respectively, due to the sweep product.

Fee and other income decreased 9% and 17% from 3Q03, largely on lower retail investor trading activity.

Noninterest expense decreased 5% and 8% from 3Q03, primarily due to lower incentive costs.

Retail Brokerage Transaction

The Retail Brokerage Services sub-segment results shown in the above table include 100% of the results of the Wachovia Securities retail brokerage transaction, which is the combination of Wachovia’s and Prudential Financial’s retail brokerage operations. The entity is a consolidated subsidiary of Wachovia Corporation for GAAP purposes. Wachovia Corporation owns 62% of Wachovia Securities retail brokerage and Prudential Financial, Inc. owns 38%. Prudential Financial’s minority interest is included in minority interest reported in the Parent (see page 29) and in Wachovia Corporation’s consolidated statements of income on a GAAP basis, which differs from our segment reporting as noted on pages 3 and 15. For the three months ended September 30, 2004, Prudential Financial’s pre-tax minority interest on a GAAP basis was a net benefit of less than $1 million.

The Retail Brokerage Services sub-segment results reported in the above table also include our Insurance Services sub-segment, as well as additional corporate allocations that are not included in the Wachovia Securities Financial Holdings results.

Capital Management Eliminations

In addition to the above sub-segments, Capital Management results include eliminations among business units. Certain brokerage commissions earned on mutual fund sales by our brokerage sales force are eliminated and deferred in the consolidation of Capital Management reported results. In 3Q04, brokerage revenue and expense eliminations were a reduction of $3 million and $7 million, respectively.

Page-23

Wachovia 3Q04 Quarterly Earnings Report

Wealth Management

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning and Insurance Brokerage (property and casualty, and high net worth life).

Wealth Management

Performance Summary

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$130	120	114	114	113	8%	15
Fee and other income	136	144	141	138	131	(6)	4
Intersegment revenue	2	2	1	2	1	—	—

Total revenue (Tax-equivalent)	268	266	256	254	245	1	9
Provision for credit losses	(1)	—	—	1	2	—	—
Noninterest expense	189	190	186	187	183	(1)	3
Income taxes (Tax-equivalent)	30	28	25	25	22	7	36

Segment earnings	$50	48	45	41	38	4%	32

Performance and other data
Economic profit	$36	33	30	25	24	9%	50
Risk adjusted return on capital (RAROC)	49.09%	46.77	42.61	37.31	35.40	—	—
Economic capital, average	$372	374	379	385	384	(1)	(3)
Cash overhead efficiency ratio (Tax-equivalent)	70.52%	71.66	72.55	74.31	74.48	—	—
Lending commitments	$4,497	4,445	4,117	4,012	3,843	1	17
Average loans, net	11,461	10,859	10,379	9,924	9,703	6	18
Average core deposits	$12,327	12,107	11,523	11,319	11,054	2	12
FTE employees	3,628	3,674	3,745	3,791	3,802	(1)%	(5)

Net interest income of $130 million was up 8% driven by strong balance sheet growth in money market deposits and consumer loans, and the effect of improving spreads. Average loans grew 6% on increased volume in both the consumer and commercial segments. Core deposit growth of 2% was driven by higher money market and demand deposit balances as a result of successful deposit campaigns. Net interest income growth of 15% vs. 3Q03 was driven by loan growth of 18% and core deposit growth of 12%.

Fee and other income decreased 6% from strong second quarter levels, reflecting a seasonal slowdown in insurance commissions and lower asset management fees in-line with market valuation declines. The 4% year-over-year increase in fee and other income was driven by growth in trust and investment management fees and insurance commissions.

Noninterest expense was down 1% driven by lower personnel costs and continued expense discipline. Expenses increased 3% vs. 3Q03 on higher incentive and occupancy expense.

Wealth Management Key Metrics

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Investment assets under administration	$107,764	108,739	109,239	107,177	100,708	(1)%	7

Assets under management (a)	$58,693	59,401	59,602	59,010	56,484	(1)	4

Client relationships (Actual)	51,926	66,624	70,630	70,897	70,279	(22)	(26)
Wealth Management advisors (Actual)	927	958	954	960	993	(3)%	(7)

(a)	These assets are managed by and reported in Capital Management. Historical periods have been restated to reflect the transfer of assets from Wealth Management to other channels that best meet client needs.

AUM declined 1% on lower market valuations. AUM grew 4% from 3Q03, reflecting higher market valuations and sales momentum. Client relationships declined 22% to 51,926 reflecting the net transfer of 13,400 clients from Wealth Management to the General Bank.

Page-24

Wachovia 3Q04 Quarterly Earnings Report

Corporate and Investment Bank

This segment includes Corporate Lending, Investment Banking, Global Treasury and Trade Finance, and Principal Investing.

(See Table on Page 12)

Corporate Lending

This sub-segment includes Large Corporate Lending, Loan Syndications and Leasing.

Corporate Lending

Performance Summary

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$231	289	277	293	298	(20)%	(22)
Fee and other income	179	186	182	200	189	(4)	(5)
Intersegment revenue	4	5	6	3	4	(20)	—

Total revenue (Tax-equivalent)	414	480	465	496	491	(14)	(16)
Provision for credit losses	(14)	(4)	(27)	36	10	—	—
Noninterest expense	132	123	118	129	116	7	14
Income taxes (Tax-equivalent)	109	135	140	124	137	(19)	(20)

Segment earnings	$187	226	234	207	228	(17)%	(18)

Performance and other data
Economic profit	$83	133	123	120	111	(38)%	(25)
Risk adjusted return on capital (RAROC)	23.52%	31.68	30.06	26.84	24.49	—	—
Economic capital, average	$2,644	2,573	2,605	2,981	3,268	3	(19)
Cash overhead efficiency ratio (Tax-equivalent)	31.83%	25.65	25.46	25.90	23.58	—	—
Average loans, net	$25,569	22,853	23,728	24,989	26,089	12	(2)
Average core deposits	$745	826	816	924	1,363	(10)%	(45)

Net interest income declined $58 million, or 20%, due primarily to 3Q04 funding costs of $36 million associated with the reduction of the commercial lease deferred tax liability. Additionally, 2Q04 results included recognition of higher deferred fees driven by early loan pay-offs and interest income associated with loans returning to accrual status. Compared with 3Q03, net interest income declined $67 million due to the higher lease funding cost and lower loan balances. Average loans and leases increased $2.6 billion from 2Q04 largely relating to a 2Q04 resolution of tax matters related to our commercial lease portfolio; otherwise, loans were relatively flat. Average core deposits decreased $81 million and were down $618 million from 3Q03 driven by lower balances held by several large corporate customers.

Fee and other income declined $7 million, or 4%, as lower securities gains more than offset the effect of higher gains on loans held for sale and record loan syndication fees. Compared with 3Q03, fee and other income decreased $10 million, or 5%, related to lower gains on loans held for sale. There were no net gains on securities in 3Q04 versus $36 million in 2Q04 and no net gains or losses in 3Q03. Gains on loans sold and held for sale were $37 million in 3Q04 versus $15 million in 2Q04 and $74 million in 3Q03.

Provision expense continued to reflect net recoveries. Gross charge-offs of $23 million during the quarter were offset by $29 million in recoveries and recovery of other credit loss of $9 million. Recoveries and benefits from reversal of previous first loss provisions were $18 million in 2Q04 and recoveries were $45 million in 3Q03.

Noninterest expense increased 7% on higher personnel expense and overhead costs.

Page-25

Wachovia 3Q04 Quarterly Earnings Report

Investment Banking

This sub-segment includes Equity Capital Markets, M&A, Equity-Linked Products and the activities of our Fixed Income Division including Interest Rate Products, Credit Products, Structured Products and Non-Dollar Products.

Investment Banking

Performance Summary

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$282	241	236	213	191	17%	48
Fee and other income	224	334	345	257	197	(33)	14
Intersegment revenue	(10)	(8)	(7)	(12)	(11)	(25)	(9)

Total revenue (Tax-equivalent)	496	567	574	458	377	(13)	32
Provision for credit losses	(1)	—	1	(1)	—	—	—
Noninterest expense	365	320	323	326	275	14	33
Income taxes (Tax-equivalent)	51	89	89	48	36	(43)	42

Segment earnings	$81	158	161	85	66	(49)%	23

Performance and other data
Economic profit	$48	119	124	55	44	(60)%	9
Risk adjusted return on capital (RAROC)	25.82%	49.66	51.30	31.80	27.64	—	—
Economic capital, average	$1,283	1,247	1,236	1,070	1,032	3	24
Cash overhead efficiency ratio (Tax-equivalent)	73.88%	56.53	56.01	71.06	72.42	—	—
Average loans, net	$2,450	2,016	1,681	1,799	1,780	22	38
Average core deposits	$6,502	6,082	4,919	4,931	4,994	7%	30

Net interest income increased 17% and 48% from 3Q03 due to higher interest rate products and structured products trading assets along with higher commercial mortgage servicing escrow deposits.

Fee and other income declined $110 million, or 33%. 3Q04 results were driven by $93 million lower trading profits in Interest Rate Products and municipal finance along with lower real estate and asset-backed deal volume, partially offset by stronger investment grade, M&A and high yield results. Net securities gains were $7 million in 3Q04 vs. $5 million in 2Q04 and $3 million in 3Q03. Fee and other income increased $27 million, or 14%, from 3Q03 on stronger investment grade and M&A results, partially offset by a $15 million increase in trading losses.

Noninterest expense increased 14% due to increased incentives on continued strong results.

Investment Banking net trading revenue was $185 million for the quarter, a decrease of $71 million. The lower trading results were driven by reductions in interest rate products and municipal finance.

Investment Banking

Net Trading Revenue

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Net interest income (Tax-equivalent)	$176	142	143	130	107	24%	64
Trading account profits (losses)	(45)	47	91	20	(30)	—	(50)
Other fee income	54	67	64	68	67	(19)	(19)

Total net trading revenue (Tax-equivalent)	$185	256	298	218	144	(28)%	28

Page-26

Wachovia 3Q04 Quarterly Earnings Report

Global Treasury and Trade Finance

This sub-segment includes Treasury Services, and International Correspondent Banking and Trade Finance.

Global Treasury and Trade Finance

Performance Summary

(In millions)	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$88	87	84	84	80	1%	10
Fee and other income	183	181	178	176	178	1	3
Intersegment revenue	(27)	(27)	(26)	(25)	(24)	—	13

Total revenue (Tax-equivalent)	244	241	236	235	234	1	4
Provision for credit losses	—	—	—	—	—	—	—
Noninterest expense	170	164	167	181	174	4	(2)
Income taxes (Tax-equivalent)	25	29	25	20	22	(14)	14

Segment earnings	$49	48	44	34	38	2%	29

Performance and other data
Economic profit	$40	40	37	25	27	—%	48
Risk adjusted return on capital (RAROC)	75.47%	79.75	74.76	49.15	48.93	—	—
Economic capital, average	$247	235	230	258	288	5	(14)
Cash overhead efficiency ratio (Tax-equivalent)	69.13%	68.52	70.73	77.30	74.53	—	—
Average loans, net	$5,231	4,958	4,305	4,045	4,042	6	29
Average core deposits	$12,133	11,814	10,962	10,571	10,034	3%	21

Net interest income increased 1% driven by a 6% increase in average loans in international correspondent banking and 3% growth in average core deposits. Net interest income was up 10% from 3Q03 on 21% growth in deposits in both Treasury Services and international correspondent banking, and 29% growth in average loans in international correspondent banking.

Fee and other income grew 1% and was up 3% vs. 3Q03, due primarily to higher international payment services fees.

Noninterest expense increased 4% on higher allocated legal expense but declined 2% vs. 3Q03.

The treasury services business is managed in the Corporate and Investment Bank. Product revenues and earnings are also realized in other business lines within the company, including the General Bank and Wealth Management. Total treasury services product revenues for the company were $608 million in 3Q04 vs. $579 million in 2Q04 and $530 million in 3Q03. Increased revenue trends are primarily driven by higher deposit balances related to treasury services product activities.

Page-27

Wachovia 3Q04 Quarterly Earnings Report

Principal Investing

This sub-segment includes the public equity, private equity, and mezzanine portfolios and fund investment activities.

Principal Investing

Performance Summary

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$(3)	(6)	(5)	(1)	3	(50)%	—
Fee and other income	201	15	38	(12)	(25)	—	—
Intersegment revenue	—	—	—	—	—	—	—

Total revenue (Tax-equivalent)	198	9	33	(13)	(22)	—	—
Provision for credit losses	—	—	—	—	—	—	—
Noninterest expense	13	9	9	12	12	44	8
Income taxes (Tax-equivalent)	67	—	9	(9)	(12)	—	—

Segment earnings (loss)	$118	—	15	(16)	(22)	—%	—

Performance and other data
Economic profit	$99	(19)	(5)	(39)	(45)	—%	—
Risk adjusted return on capital (RAROC)	67.98%	0.07	8.46	(7.59)	(10.71)	—	—
Economic capital, average	$691	701	721	831	816	(1)	(15)
Cash overhead efficiency ratio (Tax-equivalent)	n/m %	n/m	n/m	n/m	n/m	—	—
Average loans, net	$—	—	—	—	—	—	—
Average core deposits	$—	—	—	—	—	—%	—

Principal investing net gains in 3Q04 were $201 million compared with net gains of $15 million and net losses of $25 million in 3Q03. These results reflect $226 million of gross gains and $25 million in gross losses during the quarter. Net gains were attributable to direct equity net gains of $207 million and fund investment net losses of $6 million.

The carrying amount of the principal investing portfolio at the end of 3Q04 was $1.6 billion compared with $1.6 billion in 2Q04. The portfolio at the end of 3Q04 was invested as follows: 48% direct investments (37% direct equity, 11% mezzanine) and 52% fund investments.

Page-28

Wachovia 3Q04 Quarterly Earnings Report

Parent

This sub-segment includes the central money book, investment portfolio, some consumer real estate and mortgage assets, minority interest in consolidated subsidiaries, businesses being wound down or divested, other intangibles amortization, and eliminations.

Parent

Performance Summary

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$154	140	244	267	70	10%	—
Fee and other income	(63)	(106)	(46)	17	81	(41)	—
Intersegment revenue	1	—	1	—	1	—	—

Total revenue (Tax-equivalent)	92	34	199	284	152	—	(39)
Provision for credit losses	(15)	—	2	(95)	(51)	—	(71)
Noninterest expense	213	134	214	214	182	59	17
Minority interest	65	70	79	78	71	(7)	(8)
Income taxes (Tax-equivalent)	(126)	(100)	(61)	(36)	(75)	26	68

Segment earnings (loss)	$(45)	(70)	(35)	123	25	(36)%	—

Performance and other data
Economic profit	$(59)	(68)	(29)	71	5	(13)%	—
Risk adjusted return on capital (RAROC)	(0.26)%	(2.10)	5.39	24.25	11.90	—	—
Economic capital, average	$2,098	2,101	2,114	2,098	2,094	—	—
Cash overhead efficiency ratio (Tax-equivalent)	123.47%	79.07	51.48	32.05	37.56	—	—
Lending commitments	$319	328	484	482	492	(3)	(35)
Average loans, net	(1,090)	653	785	2,313	1,671	—	—
Average core deposits	$1,732	1,652	1,239	1,222	1,319	5	31
FTE employees	22,491	22,894	23,396	23,517	23,713	(2)%	(5)

Net interest income increased $14 million on higher investment spreads and increased $84 million vs. 3Q03 as higher investment interest income more than offset an increase in net earnings credits paid to business units.

Fee and other income increased $43 million from 2Q04 results which included a loss of $68 million associated with the sale and leaseback of offices and financial centers. Auto loan securitization losses were $11 million versus $46 million loss in 2Q04. Other securitization income was $23 million compared with $28 million in 2Q04. Net securities losses were $78 million vs. net losses of $6 million in 2Q04. Trading losses were $29 million, including an economic hedging loss of $3 million associated with the auto loan securitization, an increase over 2Q04 losses of $11 million, including an $8 million economic hedging gain. In 3Q04, we recorded a $16 million gain associated with equity collars on our stock versus a $13 million loss in 2Q04. The primary drivers of the $144 million decline in fees from 3Q03 were $78 million in securities losses versus gains of $13 million and a $63 million decline in securitization income.

Noninterest expense rose $79 million primarily due to higher legal costs, partially offset by lower personnel expense. Expenses rose from 3Q03 due to higher legal costs.

Page-29

Wachovia 3Q04 Quarterly Earnings Report

Asset Quality

(See Table on Page 13)

Net charge-offs in the loan portfolio of $65 million decreased $3 million and were down 51% from 3Q03. As a percentage of average net loans, net charge-offs were 0.15% in 3Q04 compared with 0.17% in 2Q04 and 0.33% in 3Q03. Gross charge-offs of $123 million represented 0.29% of average loans and were offset by $58 million in recoveries.

Provision for credit losses totaled $43 million, down $18 million and down $38 million from 3Q03. Included in the provision was a $9 million benefit related to the recovery of lower of cost or market losses due to payments received on loans in the portfolio that had been previously carried in loans held for sale. Provision also included $1 million relating to the sale of $91 million of commercial exposure out of the loan portfolio, of which $74 million was outstanding ($55 million performing and $19 nonperforming). Provision for credit losses on unfunded lending commitments was a credit of $12 million.

Allowance for Credit Losses

Allowance for Credit Losses
	2004
	Third Quarter		Second Quarter
(In millions)	Amount	As a % of loans, net	Amount	As a % of loans, net
Allowance for loan losses
Commercial	$1,573	1.53%	$1,601	1.58%
Consumer	636	0.88	647	0.91
Unallocated	115	—	83	—

Total	2,324	1.33	2,331	1.35
Reserve for unfunded lending commitments
Commercial	134	—	146	—

Allowance for credit losses	$2,458	1.41	$2,477	1.43%

Memoranda
Total commercial (including reserve for unfunded lending commitments)	$1,707	1.66%	$1,747	1.72%

Allowance for credit losses was $2.5 billion, or 1.41% of net loans, down $19 million and down $173 million from 3Q03. Allowance for loan losses was $2.3 billion, or 1.33% of net loans, down $7 million and down $150 million from 3Q03. Included in the reduction was $9 million in previous allowance established for commercial and consumer loans that were transferred to held for sale, sold or securitized. Reserve for unfunded lending commitments, which includes unfunded loans and standby letters of credit, was $134 million, down $12 million and down $23 million from 3Q03.

The allowance for loan losses to nonperforming loans increased to 291% from 270% and 178% in 3Q03, and the allowance for loan losses to nonperforming assets (excluding NPAs in loans held for sale) increased to 258% versus 241% and 164% in 3Q03.

Page-30

Wachovia 3Q04 Quarterly Earnings Report

Nonperforming Loans

Nonperforming Loans (a)

	2004			2003		3 Q 04 vs 2 Q 04	3 Q 04 vs 3 Q 03
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Balance, beginning of period	$863	968	1,035	1,391	1,501	(11)%	(43)

Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	643	747	819	1,148	1,249	(14)	(49)
New nonaccrual loans and advances	143	100	183	122	252	43	(43)
Charge-offs	(53)	(42)	(49)	(109)	(93)	26	(43)
Transfers (to) from loans held for sale	—	(6)	(7)	—	(37)	—	—
Transfers (to) from other real estate owned	(1)	(2)	—	(5)	—	(50)	—
Sales	(19)	(19)	(73)	(101)	(56)	—	(66)
Other, principally payments	(137)	(135)	(126)	(236)	(167)	1	(18)

Net commercial nonaccrual loan activity	(67)	(104)	(72)	(329)	(101)	(36)	(34)

Commercial nonaccrual loans, end of period	576	643	747	819	1,148	(10)	(50)

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	220	221	216	243	252	—	(13)
New nonaccrual loans, advances and other, net	2	(1)	5	13	15	—	(87)
Transfers (to) from loans held for sale	—	—	—	(13)	(24)	—	—
Sales and securitizations	—	—	—	(27)	—	—	—

Net consumer nonaccrual loan activity	2	(1)	5	(27)	(9)	—	—

Consumer nonaccrual loans, end of period	222	220	221	216	243	1	(9)

Balance, end of period	$798	863	968	1,035	1,391	(8)%	(43)

(a)	Excludes nonperforming loans included in loans held for sale, which at September 30, June 30 and March 31, 2004, and at December 31 and September 30, 2003, were $57 million, $68 million, $67 million, $82 million and $160 million, respectively.

Nonperforming loans in the loan portfolio of $798 million decreased $65 million, or 8%, and decreased $593 million, or 43%, from 3Q03. Total nonperforming assets including loans held for sale of $956 million decreased $79 million, or 8%, and decreased $711 million, or 43%, from 3Q03.

Commercial nonaccrual inflows to the nonaccrual portfolio were $143 million, up $43 million from 2Q04. Payments and other resolutions reduced nonperforming commercial loan balances by $137 million, or 21% of beginning 3Q04 nonperforming commercial loan balances. In the quarter, $19 million in nonperforming commercial loans were sold directly out of the loan portfolio. Consumer nonaccruals were $222 million vs. $220 million in 2Q04 and $243 million in 3Q03.

Loans Held For Sale

Loans Held for Sale

	2004			2003
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Balance, beginning of period	$16,257	14,282	12,625	10,173	10,088

Core business activity
Core business activity, beginning of period	16,200	14,183	12,504	9,897	9,762
Originations/purchases	8,108	10,165	6,978	8,343	9,271
Transfers to (from) loans held for sale, net	(190)	(124)	(92)	8	(783)
Lower of cost or market value adjustments	(1)	—	—	(8)	(7)
Performing loans sold or securitized	(4,142)	(5,879)	(3,770)	(4,484)	(7,253)
Nonperforming loans sold	—	—	(2)	(36)	(11)
Other, principally payments	(2,255)	(2,145)	(1,435)	(1,216)	(1,082)

Core business activity, end of period	17,720	16,200	14,183	12,504	9,897

Portfolio management activity
Portfolio management activity, beginning of period	57	99	121	276	326
Transfers to (from) loans held for sale, net
Performing loans	12	16	50	29	81
Nonperforming loans	—	5	6	13	61
Lower of cost or market value adjustments	1	—	—	5	—
Performing loans sold	(21)	(43)	(60)	(108)	(102)
Nonperforming loans sold	(6)	(8)	(8)	(63)	(64)
Allowance for loan losses related to loans transferred to loans held for sale	—	(1)	(7)	(17)	(18)
Other, principally payments	(8)	(11)	(3)	(14)	(8)

Portfolio management activity, end of period	35	57	99	121	276

Balance, end of period (a)	$17,755	16,257	14,282	12,625	10,173

(a)	Nonperforming assets included in loans held for sale at September 30, June 30 and March 31, 2004, and at December 31 and September 30, 2003, were $57 million, $68 million, $67 million, $82 million and $160 million, respectively.

Page-31

Wachovia 3Q04 Quarterly Earnings Report

Core Business Activity

In 3Q04, a net $8.1 billion of loans were originated or purchased for sale representing core business activity. We sold or securitized a total of $4.1 billion of loans out of the loans held for sale portfolio.

Portfolio Management Activity

We sold or securitized a total of $1.1 billion of loans directly out of the loan portfolio, including a $1.0 billion consumer auto loan securitization initiated to more efficiently utilize capital. These sales included $74 million of commercial loans, $19 million of which were nonperforming. During the quarter, we also transferred $15 million in corporate and commercial exposure to held for sale, including $12 million of outstandings and $3 million of unfunded lending commitments. All of the exposure transferred was performing. $1.1 billion of the non-flow loan sales/transfers were performing and $19 million were nonperforming.

At the end of 3Q04, 99% of the $4.3 billion in large corporate and commercial exposure moved to held for sale since 3Q01 has been sold or paid down. The following table provides additional information related to the direct loan sale and securitization activity and the types of loans transferred to loans held for sale.

Third Quarter 2004 Loans Securitized or

Sold or Transferred to Held for Sale

Out of Loan Portfolio

	Balance			Direct Allowance Reduction	Provision to Adjust Value	Inflow as Loans Held For Sale
(In millions)	Non-performing	Performing	Total			Non-performing	Performing	Total
Commercial loans	$19	55	74	2	1	—	—	—
Consumer loans	—	1,045	1,045	3	—	—	—	—

Loans securitized/sold out of loan portfolio	19	1,100	1,119	5	1	—	—	—

Commercial loans		12	12		—	—	12	12
Consumer loans	—	—	—	—	—	—	—	—

Loans transferred to held for sale	—	12	12	—	—	—	12	12

Recovery of lower of cost or market losses	—	—	—	—	(9)	—	—	—

Total	$19	1,112	1,131	5	(8)	—	12	12

In addition to the provision described above, provision for credit losses related to loans transferred or sold included a $9 million benefit related to recovery of lower of cost or market losses recorded in prior quarters due to payments received on loans currently held in the loan portfolio that had been previously carried in loans held for sale.

Page-32

Wachovia 3Q04 Quarterly Earnings Report

Merger Integration Update

Estimated Merger Expenses

In connection with the Wachovia Securities retail brokerage transaction, which closed on July 1, 2003, we began recording certain merger-related and restructuring expenses in 3Q03. These expenses are reflected in our income statement. In addition, we recorded purchase accounting adjustments to reflect Prudential Financial’s contributed assets and liabilities at their respective fair values as of July 1, 2003, and to reflect certain exit costs related to Prudential’s contributed businesses, which has the effect of increasing goodwill. These purchase accounting adjustments were final as of June 30, 2004, and total $520 million. This amount is $164 million less than the previously announced estimate. We currently expect merger-related and restructuring expenses to be $500 million. During 2Q04, we reduced our estimate of total one-time costs for the Wachovia Securities retail brokerage transaction by $108 million to $1.0 billion.

In connection with the First Union/Wachovia merger, we have also been recording certain merger-related and restructuring expenses reflected in our income statement, as well as purchase accounting adjustments relating to recording the former Wachovia’s assets and liabilities at their respective fair values as of September 1, 2001, and certain exit costs relating to the former Wachovia’s businesses. As of September 30, 2004, the First Union/Wachovia merger one-time costs were final. Total merger-related and restructuring expenses were $1.3 billion, which is $24 million less than the revised estimate previously disclosed.

The following table indicates our progress compared with the estimated merger expenses for each of the respective transactions.

Wachovia Securities Retail Brokerage Transaction

(In millions)	Net Merger- Related and Restructuring Expenses	Exit Cost Purchase Accounting Adjustments (a)	Total
Total estimated expenses	$500	520	1,020

Actual expenses
2003	85	118	203
First quarter 2004	55	35	90
Second quarter 2004	65	367	432
Third quarter 2004	99	—	99

Total actual expenses	$304	520	824

(a)	These adjustments represent incremental costs related to combining the two companies and are specifically attributable to Prudential's contributed business. Examples include employee termination costs, employee relocation costs, contract cancellations including leases and closing redundant Prudential contributed facilities. These adjustments are reflected in goodwill and are not charges against income.

First Union/Wachovia Merger—Final

(In millions)	Net Merger- Related and Restructuring Expenses	Exit Cost Purchase Accounting Adjustments (a)	Total
Actual expenses
2001	$178	141	319
2002	386	110	496
2003	364	—	364
First quarter 2004	47	—	47
Second quarter 2004	37	—	37
Third quarter 2004	28	—	28

Total actual expenses	$1,040	251	1,291

(a)	These adjustments represent incremental costs related to combining the two companies and are specifically attributable to the former Wachovia. Examples include employee termination costs, employee relocation costs, contract cancellations including leases and closing redundant former Wachovia facilities. These adjustments are reflected in goodwill and are not charges against income.

The total one-time costs for each of these transactions are the sum of total merger-related and restructuring expenses as reported in the following Merger-Related and Restructuring Expenses table and Total pre-tax exit cost purchase accounting adjustments (one-time costs) as detailed in the Goodwill and Other Intangibles table on the following pages for each of the respective transactions.

Page-33

Wachovia 3Q04 Quarterly Earnings Report

During the quarter, we recorded one-time costs of $99 million relating to the Wachovia Securities retail brokerage transaction for a cumulative total of $824 million. We also recorded $28 million in the quarter relating to the First Union/Wachovia merger for a cumulative total for that merger of $1.3 billion.

Merger-Related and Restructuring Expenses

(Income Statement Impact)

	2004			2003
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Wachovia Securities retail brokerage transaction merger-related and restructuring expenses
Personnel and employee termination benefits	$49	20	19	16	13
Occupancy and equipment	10	7	2	2	1
Advertising	1	1	16	—	—
Contract cancellations and system conversions	30	33	15	19	12
Other	9	4	3	5	17

Total Wachovia Securities retail brokerage transaction merger-related and restructuring expenses	99	65	55	42	43

First Union/Wachovia merger-related and restructuring expenses—Final
Personnel and employee termination benefits	2	12	14	30	2
Occupancy and equipment	13	10	13	6	27
Advertising	—	—	1	25	18
Contract cancellations and system conversions	9	11	13	27	44
Other	4	4	6	5	14

Total First Union/Wachovia merger-related and restructuring expenses—Final	28	37	47	93	105

Other merger-related and restructuring expenses (reversals), net	—	—	(3)	—	—

Net merger-related and restructuring expenses	127	102	99	135	148

Prudential Financial's 38 percent of shared Wachovia/Prudential Financial retail brokerage merger-related and restructuring expenses (minority interest)	(37)	(25)	(22)	(15)	(16)
Income taxes (benefits)	(35)	(30)	(29)	(45)	(49)

After-tax net merger-related and restructuring expenses	$55	47	48	75	83

Merger-Related And Restructuring Expenses

In the quarter, we recorded $62 million in net merger-related and restructuring expenses related to the Wachovia Securities retail brokerage transaction after giving effect to Prudential Financial’s share of these expenses of $37 million. The majority of these expenses related to personnel and employee termination benefits as well as to contract cancellation and system conversions costs. We also recorded $28 million of expenses relating to the First Union/Wachovia merger. Occupancy and equipment, and contract cancellations and system conversions were the largest categories.

Goodwill and Other Intangibles

        Under purchase accounting, the assets and liabilities contributed by Prudential Financial to the Wachovia Securities retail brokerage transaction and the assets and liabilities of the former Wachovia are recorded at their respective fair values as of July 1, 2003, and September 1, 2001, respectively, as if they had been individually purchased in the open market. The premiums and discounts that resulted from the purchase accounting adjustments to financial instruments are accreted/amortized into income/expense over the estimated term of the respective assets and liabilities, similar to the purchase of a bond at a premium or discount. This results in a market yield in the income statement for those assets and liabilities. Assuming a stable market environment from the date of purchase, we would expect that as these assets and liabilities mature, they could generally be replaced with instruments of similar yields.

Page-34

Wachovia 3Q04 Quarterly Earnings Report

The fair value purchase accounting adjustments relating to the Wachovia Securities retail brokerage transaction were final as of June 30, 2004. As of June 30, 2004, the goodwill attributable to this transaction totaled $503 million.

Goodwill and Other Intangibles Created by the Wachovia Securities Retail Brokerage Transaction—Final

(In millions)
Contributed value less book value of net assets contributed by Prudential Financial, Inc. as of July 1, 2003 (a)	$118

Fair value purchase accounting adjustments (b)
Premises and equipment	116
Other	127
Income taxes	(86)

Total fair value purchase accounting adjustments	157

Exit cost purchase accounting adjustments (c)
Personnel and employee termination benefits	147
Occupancy and equipment	328
Other	45

Total pre-tax exit costs	520
Income taxes	(201)

Total after-tax exit cost purchase accounting adjustments (One-time costs)	319

Total purchase intangibles	594
Customer relationships intangibles (Net of income taxes)	91

Goodwill as of September 30, 2004	$503

(a)	3Q03 based on preliminary valuation of net assets contributed.
(b)	These adjustments represent fair value adjustments in compliance with purchase accounting standards and adjust assets and liabilities contributed by Prudential Financial to their fair values as of July 1, 2003.
(c)	These adjustments represent incremental costs relating to combining the two companies and are specifically attributable to those businesses contributed by Prudential Financial.

Goodwill and Other Intangibles Created by the First Union/Wachovia Merger—Final

(In millions)
Purchase price less former Wachovia ending tangible stockholder’s equity as of September 1, 2001	$7,466

Fair value purchase accounting adjustments (a)
Financial assets	836
Premises and equipment	167
Employee benefit plans	276
Financial liabilities	(13)
Other, including income taxes	(154)

Total fair value purchase accounting adjustments	1,112

Exit cost purchase accounting adjustments (b)
Personnel and employee termination benefits	152
Occupancy and equipment	85
Gain on regulatory-mandated branch sales	(47)
Contract cancellations	8
Other	53

Total pre-tax exit costs	251
Income taxes	(73)

Total after-tax exit cost purchase accounting adjustments (One-time costs)	178

Total purchase intangibles	8,756
Deposit base intangible (Net of income taxes)	1,194
Other identifiable intangibles (Net of income taxes)	209

Goodwill as of September 30, 2004	$7,353

(a)	These adjustments represent fair value adjustments in compliance with purchase accounting standards and adjust assets and liabilities of the former Wachovia to their fair values as of September 1, 2001.
(b)	These adjustments represent incremental expenses relating to combining the two companies and are specifically attributable to the former Wachovia.

Page-35

Wachovia 3Q04 Quarterly Earnings Report

Explanation of Our Use of Certain Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this quarterly earnings report includes certain non-GAAP financial measures, including those presented on pages 2 and 4 under the captions “Earnings Reconciliation”, and “Other Financial Measures”, each with the sub-headings – “Earnings excluding merger-related and restructuring expenses, and cumulative effect of a change in accounting principle” and — “Earnings excluding merger-related and restructuring expenses, other intangible amortization and cumulative effect of a change in accounting principle”, and which are reconciled to GAAP financial measures on pages 37-39. In addition, in this quarterly earnings report certain designated net interest income amounts are presented on a tax-equivalent basis, including the calculation of the overhead efficiency ratio.

Wachovia believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons with the performance of others in the financial services industry. Specifically, Wachovia believes that the exclusion of merger-related and restructuring expenses, and the cumulative effect of a change in accounting principle permits evaluation and a comparison of results for on-going business operations, and it is on this basis that Wachovia’s management internally assesses the company’s performance. Those non-operating items are excluded from Wachovia’s segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. In addition, because of the significant amount of deposit base intangible amortization, Wachovia believes that the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial services firms. Wachovia’s management makes recommendations to its board of directors about dividend payments based on reported earnings excluding merger-related and restructuring expenses, other intangible amortization and the cumulative effect of a change in accounting principle, and has communicated certain dividend payout ratio goals to investors on this basis. Management believes that this payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor Wachovia’s dividend payout policy. Wachovia also believes that the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry standards. Wachovia operates one of the largest retail brokerage businesses in our industry, and we have presented an overhead efficiency ratio excluding these brokerage services, which management believes is useful to investors in comparing the performance of our banking business with other banking companies.

Although Wachovia believes the above non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

Page-36

Wachovia 3Q04 Quarterly Earnings Report

Reconciliation Of Certain Non-GAAP Financial Measures

Reconciliation of Certain Non-GAAP Financial Measures

		2004			2003
(Dollars in millions, except per share data)	*	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income before change in accounting principle
Net income (GAAP)	A	$1,263	1,252	1,251	1,100	1,105
After tax change in accounting principle (GAAP)		—	—	—	—	(17)

Income before change in accounting principle (GAAP)		1,263	1,252	1,251	1,100	1,088
After tax merger-related and restructuring expenses (GAAP)		55	47	48	75	83

Income before change in accounting principle, excluding merger-related and restructuring expenses	B	1,318	1,299	1,299	1,175	1,171
After tax other intangible amortization (GAAP)		62	67	69	74	79

Income before change in accounting principle, excluding after tax merger-related and restructuring expenses, and other intangible amortization	C	$1,380	1,366	1,368	1,249	1,250

Net income available to common stockholders
Net income available to common stockholders (GAAP)	D	$1,263	1,252	1,251	1,100	1,105
After tax merger-related and restructuring expenses (GAAP)		55	47	48	75	83
After tax change in accounting principle (GAAP)		—	—	—	—	(17)

Net income available to common stockholders, excluding merger-related and restructuring expenses	E	1,318	1,299	1,299	1,175	1,171
After tax other intangible amortization (GAAP)		62	67	69	74	79

Net income available to common stockholders, excluding after tax merger-related and restructuring expenses, and other intangible amortization	F	$1,380	1,366	1,368	1,249	1,250

Return on average assets
Average assets (GAAP)	G	$424,399	411,074	398,688	388,987	376,894
Average intangible assets (GAAP)		(12,473)	(12,326)	(12,351)	(12,380)	(12,250)

Average tangible assets (GAAP)	H	$411,926	398,748	386,337	376,607	364,644

Average assets (GAAP)		$424,399	411,074	398,688	388,987	376,894
Merger-related and restructuring expenses (GAAP)		117	69	20	199	138
Change in accounting principle		—	—	—	—	(14)

Average assets, excluding merger-related and restructuring expenses, and change in accounting principle	I	424,516	411,143	398,708	389,186	377,018
Average intangible assets (GAAP)		(12,473)	(12,326)	(12,351)	(12,380)	(12,250)

Average tangible assets, excluding merger- related and restructuring expenses, and change in accounting principle	J	$412,043	398,817	386,357	376,806	364,768

Return on average assets
GAAP	A/G	1.18%	1.22	1.26	1.12	1.16
Excluding merger-related and restructuring expenses	B/I	1.24	1.27	1.31	1.20	1.23
Return on average tangible assets
GAAP	A/H	1.22	1.26	1.30	1.16	1.20
Excluding merger-related and restructuring expenses, other intangible amoritization and change in accounting principle	C/J	1.33%	1.38	1.42	1.32	1.36

Table continued on next page.

Page-37

Wachovia 3Q04 Quarterly Earnings Report

Reconciliation Of Certain Non-GAAP Financial Measures

Reconciliation of Certain Non-GAAP Financial Measures

		2004			2003
(Dollars in millions, except per share data)	*	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Return on average common stockholders' equity
Average common stockholders' equity (GAAP)	K	$33,246	32,496	32,737	32,141	31,985
Merger-related and restructuring expenses (GAAP)		116	69	20	199	138
Change in accounting principle		—	—	—	—	(14)

Average common stockholders' equity, excluding merger-related and restructuring expenses, and change in accounting principle	L	33,362	32,565	32,757	32,340	32,109
Average intangible assets (GAAP)	M	(12,473)	(12,326)	(12,351)	(12,380)	(12,250)

Average common stockholders' equity, excluding merger-related and restructuring expenses, other intangible amortization and change in accounting principle	N	$20,889	20,239	20,406	19,960	19,859

Return on average common stockholders' equity GAAP	D/K	15.12%	15.49	15.37	13.58	13.71
Excluding merger-related and restructuring expenses, and change in accounting principle	E/L	15.72	16.04	15.95	14.41	14.46
Return on average tangible common stockholders' equity GAAP	D/K+M	24.20	24.96	24.68	22.09	22.22
Excluding merger-related and restructuring expenses, other intangible amortization and change in accounting principle	F/N	26.28%	27.15	26.97	24.83	24.97

*	The letters included in the column are provided to show how the various ratios presented in the tables on pages 37 through 39 are calculated. For example, return on average assets on a GAAP basis is calculated by dividing net income (GAAP) by average assets (GAAP) (i.e., A/G), and annualized where appropriate.

Page-38

Wachovia 3Q04 Quarterly Earnings Report

Reconciliation Of Certain Non-GAAP Financial Measures Reconciliation of Certain Non-GAAP Financial Measures
		2004			2003
(Dollars in millions, except per share data)	*	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Overhead efficiency ratios
Noninterest expense (GAAP)	O	$3,662	3,487	3,656	3,766	3,570
Merger-related and restructuring expenses (GAAP)		(127)	(102)	(99)	(135)	(148)

Noninterest expense, excluding merger-related and restructuring expenses	P	3,535	3,385	3,557	3,631	3,422
Other intangible amortization (GAAP)		(99)	(107)	(112)	(120)	(127)

Noninterest expense, excluding merger-related and restructuring expenses, and other intangible amortization	Q	$3,436	3,278	3,445	3,511	3,295

Net interest income (GAAP)		$2,965	2,838	2,861	2,877	2,653
Tax-equivalent adjustment		63	65	62	65	64

Net interest income (Tax-equivalent)		3,028	2,903	2,923	2,942	2,717
Fee and other income (GAAP)		2,592	2,599	2,757	2,604	2,616

Total	R	$5,620	5,502	5,680	5,546	5,333

Retail Brokerage Services, excluding insurance
Noninterest expense (GAAP)	S	$863	908	989	957	941

Net interest income (GAAP)		$139	118	106	82	69
Tax-equivalent adjustment		—	—	—	1	—

Net interest income (Tax-equivalent)		139	118	106	83	69
Fee and other income (GAAP)		827	907	1,031	1,008	1,001

Total	T	$966	1,025	1,137	1,091	1,070

Overhead efficiency ratios
GAAP	O/R	65.15%	63.40	64.36	67.90	66.95
Excluding merger-related and restructuring expenses	P/R	62.90	61.54	62.61	65.45	64.18
Excluding merger-related and restructuring expenses, and brokerage	P-S/R-T	57.41	55.34	56.53	60.00	58.23
Excluding merger-related and restructuring expenses, and other intangible amortization	Q/R	61.14	59.60	60.64	63.28	61.79
Excluding merger-related and restructuring expenses, other intangible amortization and brokerage	Q-S/R-T	55.28%	52.95	54.06	57.30	55.24

Operating leverage
Operating leverage (GAAP)		$(55)	(11)	244	18	2
After tax merger-related and restructuring expenses (GAAP)		25	3	(36)	(12)	52

Operating leverage, excluding merger-related and restructuring expenses		(30)	(8)	208	6	54
After tax other intangible amortization (GAAP)		(8)	(5)	(8)	(7)	(4)

Operating leverage, excluding merger-related and restructuring expenses, and other intangible amortization		$(38)	(13)	200	(1)	50

Dividend payout ratios on common shares
Dividends paid per common share	U	$0.40	0.40	0.40	0.35	0.35

Diluted earnings per common share (GAAP)	V	$0.96	0.95	0.94	0.83	0.83
Merger-related and restructuring expenses (GAAP)		0.04	0.03	0.04	0.05	0.06
Other intangible amortization (GAAP)		0.05	0.05	0.05	0.06	0.05
Change in accounting principle (GAAP)		—	—	—	—	(0.01)

Diluted earnings per common share, excluding merger-related and restructuring expenses, other intangible amortization and change in accounting principle	W	$1.05	1.03	1.03	0.94	0.93

Dividend payout ratios
GAAP	U/V	41.67%	42.11	42.55	42.17	42.17
Excluding merger-related and restructuring expenses, other intangible amortization and change in accounting principle	U/W	38.10%	38.83	38.83	37.23	37.63

*	The letters included in the column are provided to show how the various ratios presented in the tables on pages 37 through 39 are calculated. For example, return on average assets on a GAAP basis is calculated by dividing net income (GAAP) by average assets (GAAP) (i.e., A/G), and annualized where appropriate.

Page-39

Wachovia 3Q04 Quarterly Earnings Report

Cautionary Statement

The foregoing materials and management’s discussion of them may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to Wachovia, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of Wachovia, including, without limitation, (i) statements relating to certain of Wachovia’s goals and expectations with respect to earnings, earnings per share, revenue, expenses, and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, (ii) statements relating to the benefits of (A) the proposed merger between Wachovia Corporation and SouthTrust Corporation (the “Merger”), and (B) the retail securities brokerage combination transaction between Wachovia and Prudential Financial, Inc., completed July 1, 2003 (the “Brokerage Transaction”), including future financial and operating results, cost savings, enhanced revenues and the accretion of reported earnings that may be realized from the Merger and/or the Brokerage Transaction, (iii) statements with respect to Wachovia’s and SouthTrust’s plans, objectives, expectations and intentions and other statements that are not historical facts, and (iv) statements preceded by, followed by or that include the words “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “probably”, “potentially”, “projects”, “outlook” or similar expressions. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia’s or SouthTrust’s control). The following factors, among others, could cause Wachovia’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements: (1) the risk that the businesses involved in the Merger and/or the Brokerage Transaction will not be integrated successfully or such integrations may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the Merger and/or the Brokerage Transaction may not be fully realized or realized within the expected time frame; (3) revenues following the Merger and/or the Brokerage Transaction may be lower than expected; (4) deposit attrition, customer attrition, operating costs, and business disruption following the Merger and/or the Brokerage Transaction, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the failure of Wachovia’s and/or SouthTrust’s shareholders to approve the merger; (6) enforcement actions by governmental agencies that are not currently anticipated; (7) the strength of the United States economy in general and the strength of the local economies in which Wachovia conducts operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on Wachovia’s loan portfolio and allowance for loan losses; (8) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (9) inflation, interest rate, market and monetary fluctuations; (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on Wachovia’s capital markets and capital management activities, including, without limitation, its mergers and acquisition advisory business, equity and debt underwriting activities, private equity investment activities, derivative securities activities, investment and wealth management advisory businesses, and brokerage activities; (11) adverse changes in the financial performance and/or condition of Wachovia’s borrowers which could impact the repayment of such borrowers’ outstanding loans; and (12) the impact on Wachovia’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional information with respect to factors that may cause actual results to differ materially from those contemplated by such forward-looking statements is included in the reports filed by Wachovia with the Securities and Exchange Commission, including its Current Report on Form 8-K dated October 15, 2004.

Wachovia cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the Merger and/or the Brokerage Transaction or other matters and attributable to Wachovia or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia does not undertake any obligation to update any forward-looking statement, whether written or oral.

Page-40

Wachovia 3Q04 Quarterly Earnings Report

Additional Information

The proposed merger between Wachovia Corporation and SouthTrust Corporation will be submitted to Wachovia’s and SouthTrust’s shareholders for their consideration. Shareholders are urged to read the definitive joint proxy statement/prospectus regarding the proposed transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. Shareholders may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Wachovia and SouthTrust, at the SEC’s Internet site (http://www.sec.gov). These documents are also available, free of charge, at www.wachovia.com under the tab “Inside Wachovia – Investor Relations” and then under the heading “Financial Reports—SEC Filings”. These documents are also available, free of charge, at www.southtrust.com under the tab “About SouthTrust”, then under “Investor Relations” and then under “SEC Documents”. Copies of the joint proxy statement/prospectus and the SEC filings incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Wachovia Corporation, Investor Relations, One Wachovia Center, 301 South College Street, Charlotte, NC 28288-0206, (704) 374-6782, or to SouthTrust Corporation, P. O. Box 2554, Birmingham, AL 35290, (205) 254-5187. Copies of the joint proxy statement/prospectus may also be obtained from Wachovia’s proxy solicitor, Georgeson Shareholder Communications, by calling 1-800-255-8670, and from SouthTrust proxy solicitor, Morrow & Co. Inc., at 1-877-366-1576.

Page-41